UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐   Soliciting Material Pursuant to §240.14a-12
PCTEL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 8, 2011
4:00 p.m.

To Our Stockholders:

The 2011 annual meeting of stockholders of PCTEL, Inc., a Delaware corporation, will be held on Wednesday, June 8, 2011 at 4:00 p.m. local time at our headquarters, located at 471 Brighton Drive, Bloomingdale, Illinois 60108 for the following purposes:

1. To elect three Class III directors whose terms will expire at the 2014 annual meeting of stockholders;

2. To hold an advisory vote on executive compensation (“Say-on-Pay”);

3. To hold an advisory vote on the frequency of the advisory vote on executive compensation (“Frequency of “Say-on-Pay”);

4. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 15, 2011 are entitled to notice of and to vote at the meeting.

Pursuant to the rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or about April 28, 2011, a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners at the close of business on April 15, 2011. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to deliver your proxy by telephone or the Internet or to mark, sign, date and return the accompanying proxy as promptly as possible. Any stockholder attending the meeting may vote in person even if he or she has previously returned a proxy.

Sincerely,

Martin H. Singer
Chief Executive Officer and
Chairman of the Board of Directors

Bloomingdale, IL
April 28, 2011

YOUR VOTE IS IMPORTANT.

PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE
BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 8, 2011: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2010 are available electronically free of charge at http://www.proxyvote.com

GENERAL INFORMATION
QUESTIONS AND ANSWERS
SUMMARY OF PROPOSALS
ELECTION OF DIRECTORS
ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)
ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION (FREQUENCY OF “SAY-ON-PAY”)
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION AND OTHER MATTERS
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

PCTEL, INC.
471 Brighton Drive
Bloomingdale, Illinois 60108

PROXY STATEMENT FOR THE
2011 ANNUAL MEETING OF THE STOCKHOLDERS

GENERAL INFORMATION

The Board of Directors of PCTEL, Inc. is soliciting proxies for the 2011 annual meeting of stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Our Board of Directors has set April 15, 2011 as the record date for the meeting. Stockholders of record at the close of business on April 15, 2011 are entitled to vote at and attend the meeting, with each share entitled to one vote. There were 18,530,516 shares of our common stock outstanding on the record date. On the record date, the closing price of our common stock on the NASDAQ Global Market was $7.54 per share.

This proxy statement is made available on or about April 28, 2011 to stockholders entitled to vote at the meeting.

In this proxy statement:

•	“We”, “Company” and “PCTEL” mean PCTEL, Inc.

•	If you hold shares in “street name,” it means that your shares are held in an account at a brokerage firm and the stock certificates and record ownership are not in your name.

•	“SEC” means the Securities and Exchange Commission.

•	“Beneficial ownership” of stock is defined under various SEC rules in different ways for different purposes, but it generally means that, although you (or the person or entity in question) do not hold the shares of record in your name, you do have investment or voting control, and/or an economic or “pecuniary” interest, in the shares through an agreement, relationship or the like.

QUESTIONS AND ANSWERS

Q:	When and where is the stockholder meeting?

A:	Our annual meeting of stockholders is being held on Wednesday, June 8, 2011 at 4:00 p.m. local time at our headquarters, located at 471 Brighton Drive, Bloomingdale, Illinois 60108.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving this proxy statement and the accompanying proxy card because you are the stockholder of record on the record date. This proxy statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. The proxy card is used for voting.

Q:	What is the effect of signing and returning my proxy card?

A:	When you sign and return the proxy card, you appoint Martin H. Singer and John W. Schoen as your representatives at the meeting. Mr. Singer is our Chief Executive Officer and Chairman of the Board and Mr. Schoen is our Chief Financial Officer. Mr. Singer and Mr. Schoen will vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card or vote via the Internet or telephone in advance of the meeting just in case your plans change. You can vote in person at the meeting even if you have already sent in your proxy card.

If an issue comes up for a vote at the meeting that is not described in this proxy statement, Mr. Singer and Mr. Schoen will vote your shares, under your proxy, in their discretion.

Unless otherwise directed on the proxy card, the proxy holders (as your representatives) will vote your shares FOR each of the proposals.

Q:	What am I voting on?

A:	You are being asked to vote on the following proposals:

• The election of three Class III directors whose terms will expire at the 2014 annual meeting of stockholders (Proposal #1);

• An advisory vote on executive compensation (“Say-on-Pay”) (Proposal #2);

• An advisory vote on the frequency of the advisory vote on executive compensation (Frequency of “Say-on-Pay”) (Proposal #3); and

• The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal #4).

Q:	How do I vote if I am the record holder?

A:	There are four methods by which you may vote. Please see the detailed instructions provided on your proxy card for more information on each method.

• Place your vote by telephone;

• Place your vote via the Internet;

• Mail in your completed, signed and dated proxy card; or

• Vote in person by attending our annual meeting.

Q:	How do I vote at the meeting if I am a beneficial owner?

A:	As the beneficial owner, you have the right to direct the broker, bank, or other holder of record with respect to voting your shares and may do so by:

• Completing the voting instruction card provided to you by your broker, banker or other holder of record;

• Following the instructions in the voting instruction card to vote by telephone or over the Internet; or

• Attending the 2011 annual meeting of stockholders and casting your vote; however, since you are not the stockholder of record, you may not vote these shares in person at the 2011 annual meeting of stockholders, unless you request, complete and deliver a proxy from your broker, banker or nominee. You will not be able to vote your shares at the meeting without a legal proxy.

Please note that under SEC and stock exchange rules, the election of directors (Proposal #1), the advisory vote on executive compensation (“Say-on-Pay”) (Proposal #2), and the advisory vote on the frequency of the advisory vote on executive compensation (Frequency of “Say-on-Pay”) (Proposal #3) are “non-discretionary” items. This means that if you do not instruct your broker how to vote with respect to these items, your broker cannot vote with respect to these proposals and these votes will be counted as “broker non-votes.”

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts with the transfer agent and/or with stockbrokers. Please sign, date and return all proxy cards to ensure that all of your shares are voted.

Q:	What if I change my mind after I return my proxy card?

A:	You may revoke your proxy (that is, cancel it) and change your vote at any time prior to the voting at the annual meeting by providing written notice to our Corporate Secretary at the following address: 471 Brighton Drive, Bloomingdale, Illinois 60108, Attn: John W. Schoen.

You may also do this by:

• Signing and returning another proxy card or voting instruction card with a later date;

• Voting in person at the meeting; or

• Voting via the Internet or by telephone on a date after the date on your proxy or voting instruction card (your latest proxy is counted).

Q:	Will my shares be voted if I do not sign and return my proxy card?

A:	Stockholders of record — If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Beneficial owners — If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal #1), the advisory vote on executive compensation (“Say-on-Pay”) (Proposal #2), and the advisory vote on the frequency of the advisory vote on executive compensation (Frequency of “Say-on-Pay”) (Proposal #3), all of which are considered “non-routine” matters. If you do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares cannot vote on non-routine matters. This is generally referred to as a “broker non-vote.” The organization that holds your shares will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal #4), which is considered a “routine” matter.

Q:	How do I attend the Annual Meeting?

A:	The 2011 annual meeting of stockholders will be held on Wednesday, June 8, 2011, at 471 Brighton Drive, Bloomingdale, Illinois 60108 at 4:00 p.m., local time.

If you are a beneficial holder of shares held in street name, rather than a stockholder of record, in order to vote at the 2011 annual meeting of stockholders, you will need to obtain a legal proxy from your broker.

Q:	How many votes can be cast at the meeting?

A:	As of the record date, 18,530,516 shares of PCTEL common stock were outstanding. Each outstanding share of common stock entitles the holder of such share to one vote on all matters covered in this proxy statement. Therefore, there are a maximum of 18,530,516 votes that may be cast at the meeting.

Q:	What is a “quorum”?

A:	A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the annual meeting is a majority of the shares outstanding on the record date. There must be a quorum present for the meeting to be held. All completed and signed proxy cards, Internet votes, telephone votes and votes cast by those stockholders who attend the annual meeting in person, whether representing a vote FOR, AGAINST, ABSTAIN, or a broker non-vote, will be counted toward the quorum.

Q:	How are abstentions counted?

A:	If you return a proxy card that indicates an abstention from voting in all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting.

Q:	What is a “broker non-vote”?

A:	Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients (who are the beneficial owners of the shares), brokers have the discretion to vote such shares on routine matters (such as the ratification of the appointment of our independent registered public accounting firm, Proposal #4), but not on non-routine matters (such as the election of directors (Proposal #1), the advisory vote on executive compensation (“Say-on-Pay”) (Proposal #2), and the advisory vote on the frequency of the advisory vote on executive compensation (Frequency of “Say-on-Pay”) (Proposal #3)) without specific

3.1

instructions from their clients. The vote with respect to any non-routine matter is referred to as a “broker non-vote.” Thus, because the proposals to be acted upon at the meeting consist of both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote “FOR” the routine matters, but expressly states that the broker is NOT voting on the non-routine matters. A broker non-vote may also occur with respect to routine matters if the broker expressly instructs on the proxy card that it is not voting on a certain matter.

Q:	How are broker non-votes counted?

A:	Broker non-votes are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against a proposal, whether such proposal is a routine or non-routine matter.

Q:	What is the required vote for each of the proposals to pass?

A:	The three director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors.

For the other proposals, the required vote is the affirmative (i.e. “FOR”) vote of a majority of the shares present, represented and voting at the annual meeting.

The votes cast on a particular proposal include votes FOR, AGAINST and ABSTAIN, but do not include broker non-votes.

Q:	Who is soliciting my vote?

A:	PCTEL is making this proxy solicitation and will bear the entire cost of it, including the preparation, assembly, printing, posting and mailing of proxy materials. We may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. We expect Broadridge Financial Solutions, Inc. to tabulate the proxies and to act as the inspector of the election. In addition to this solicitation, proxies may be solicited by our directors, officers and other employees by telephone, the Internet or fax, in person or otherwise. None of these persons will receive any additional compensation for assisting in the solicitation.

PCTEL shall provide, without charge to each stockholder solicited by these proxy solicitation materials, a copy of our Annual Report on Form 10-K, together with the financial statements and financial statement schedules required to be filed with the Annual Report, upon written request sent to PCTEL, Inc., 471 Brighton Drive, Bloomingdale, Illinois 60108, Attn: John W. Schoen, Chief Financial Officer. These materials may also be found on our website at www.pctel.com by clicking on the caption “2011 Proxy Materials” under the “Shareholder Resources” section on the left-hand column of the Home Page. Our Annual Report on Form 10-K for the year ended December 31, 2010 is not incorporated into this proxy statement and is not considered proxy solicitation material.

Deadline for Receipt of Stockholder Proposals and Nominations for 2012 Annual Meeting of Stockholders

Stockholders are entitled to present proposals for action and director nominations at the 2012 annual meeting of stockholders only if they comply with applicable requirements of the proxy rules established by the SEC and the applicable provisions of our bylaws. Stockholders must ensure that such proposals and nominations are received by our Corporate Secretary at the following address: 471 Brighton Drive, Bloomingdale, Illinois 60108, Attn: John W. Schoen, on or prior to the deadline for receiving such proposals and nominations.

Proposals for the 2012 annual meeting of stockholders that are intended to be considered for inclusion in the proxy statement and form of proxy relating to such meeting must be received no later than December 29, 2011, and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) and the provisions of our bylaws.

If a stockholder intends to submit a proposal or director nomination for consideration at our 2012 annual meeting of stockholders outside the procedures of Rule 14a-8 under the Exchange Act, the stockholder must comply with the requirements of our bylaws and we are not currently required to include such proposal or nomination in the proxy statement and form of proxy relating to such meeting. Our bylaws contain an advance notice provision that requires stockholders to submit a written notice containing certain information not less than 120 days prior to the date of our proxy statement for the previous year’s annual meeting of stockholders. For purposes of the 2012 annual meeting of stockholders, this means that such proposals or nominations must also be received by December 29, 2011. A copy of the relevant bylaw provision is available upon written request to our Corporate Secretary at the address provided above.

The accompanying proxy card grants the proxy holders discretionary authority to vote on any business raised at the annual meeting. If you fail to comply with the advance notice provisions set forth above in submitting a proposal or nomination for the 2012 annual meeting of stockholders, the proxy holders will be allowed to use their discretionary voting authority if such proposal or nomination is raised at that meeting.

SUMMARY OF PROPOSALS

The Board of Directors has included four proposals on the agenda for our 2011 annual meeting of stockholders. The following is a brief summary of the matters to be considered and voted upon by the stockholders.

Proposal #1: Election of Directors

The Company has a classified Board of Directors that currently consists of seven directors. Each director serves a three-year term. The first proposal on the agenda for the annual meeting is the election of three Class III directors to serve until the 2014 annual meeting of stockholders. The Board of Directors has nominated Steven D. Levy, Giacomo Marini and Martin H. Singer to serve as the Class III directors. Additional information about the election of directors and a biography of each nominee begins on page 8.

The Board of Directors recommends a vote “FOR” each of the three nominees.

Proposal #2: Advisory Vote on Executive Compensation (“Say-on-Pay”)

The Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on executive compensation. The Company believes that it is appropriate to seek the views of its stockholders on the design and effectiveness of the Company’s program of executive compensation, as required by new SEC rules. The Company’s overall philosophy is to offer competitive compensation opportunities that enable the Company to attract, motivate and retain highly experienced executive officers who will provide leadership for the Company’s success and enhance stockholder value. The Company believes that its executive compensation plan, which includes short-term and long-term elements, fulfills this goal and is closely aligned with the long-term interests of its stockholders.

The Board of Directors recommends a vote “FOR” the Executive Compensation Plan.

Proposal #3: Advisory Vote on Frequency of Vote on Executive Compensation (Frequency of “Say-on-Pay”)

The third proposal on the agenda for the annual meeting provides the Company’s stockholders with the opportunity to cast a non-binding advisory vote on how often the Company should include a vote on executive compensation in the Company’s proxy materials for future annual stockholder meetings, as required by new SEC rules. The Company’s stockholders may have an advisory vote on the frequency of vote on executive compensation every year, every two years, or every three years. The Company believes that an advisory vote on the frequency of vote on executive compensation should be conducted every year to enable stockholders to annually express their views on the Company’s program of executive compensation.

The Board of Directors recommends that stockholders vote “1 YEAR” on Proposal #3 to hold an advisory vote on the frequency of vote on executive compensation EVERY YEAR (as opposed to every two years or every three years).

Proposal #4: Ratify the appointment of the Independent Registered Public Accounting Firm

The fourth proposal on the agenda for the annual meeting is the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. More information about this proposal begins on page 14.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm.

Other Matters

Other than the proposals listed above, the Board of Directors does not currently intend to present any other matters to be voted on at the meeting. The Board of Directors is not currently aware of any other matters that will be presented by others for action at the meeting. However, if other matters are properly presented at the meeting and you have signed and returned your proxy card or voted on the Internet or by telephone, the proxies will have discretion to vote your shares on these matters to the extent authorized under the Exchange Act.

PROPOSAL #1

ELECTION OF DIRECTORS

Classification of Board of Directors

We have a classified Board of Directors currently consisting of two Class I directors, Brian J. Jackman and John R. Sheehan, whose terms will expire at the 2012 annual meeting of stockholders; two Class II directors, Richard C. Alberding and Carl A. Thomsen, whose terms expire at the 2013 annual meeting of stockholders; and three Class III directors, Steven D. Levy, Giacomo Marini, and Martin H. Singer, whose terms are expiring at this annual meeting of stockholders. At each annual meeting of stockholders, certain directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting date.

Nominees

On the recommendation of the Board of Directors, the nominees for election at the 2011 annual meeting of stockholders as Class III directors are Steven D. Levy, Giacomo Marini and Martin H. Singer. If elected, Messrs. Levy, Marini and Singer will continue as directors, and their terms will expire at the annual meeting of stockholders in 2014.

The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the three Class III director nominees. In the event that any of the nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director.

Vote Required and Board of Directors’ Recommendation

If a quorum is present and voting, the three nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and “broker non-votes” are not counted in the election of directors.

The Board of Directors has unanimously approved the director nominees and recommends that stockholders vote “FOR” the election of the director nominees listed above.

Directors and Nominees

The following table sets forth certain information regarding the current directors and nominees for directors to be elected at the 2011 annual meeting of stockholders:

Name	Age	Position with PCTEL	Since

Class I directors whose terms will expire at the 2012 annual meeting of stockholders:
Brian J. Jackman	70	Director	2002
John R. Sheehan	74	Director	2002
Class II directors whose terms will expire at the 2013 annual meeting of stockholders:
Richard C. Alberding	80	Director	1999
Carl A. Thomsen	66	Director	2001
Class III director nominees to be elected at the 2011 annual meeting of stockholders whose terms will expire at the 2014 annual meeting of stockholders:
Steven D. Levy	54	Director	2006
Giacomo Marini	59	Director	1996
Martin H. Singer	59	Chief Executive Officer, Chairman of the Board	1999

Mr. Jackman has been a director since February 2002. He is currently the President of The Jackman Group, Inc., a management consulting company that he formed in 2005. In September 2001, Mr. Jackman retired from Tellabs, a communications company he had been with since 1982. Mr. Jackman served as President, Global Systems and Technology, and Executive Vice President of Tellabs since 1998, and as President of Tellabs Operations from 1993 to 1998. Prior to that, Mr. Jackman held various management positions in sales and marketing for IBM from 1965 to 1982. Commencing in January 2003, he joined the board of directors of Open Text, Inc. an enterprise content management solutions company, where he also currently serves on the Compensation Committee. In January 2005, Mr. Jackman joined the Board of Directors of Keithley Instruments, a test and measurement equipment company, on which he served until they were acquired in December 2010. In total, Mr. Jackman has served on the boards of eight companies in the technology sector. In addition, Mr. Jackman served on the board of trustees of Gannon University from May 2001 to May 2010. Mr. Jackman holds a bachelor of arts degree in English literature from Gannon University in Erie, Pennsylvania and a master degree in business administration from Penn State University. Mr. Jackman’s specific experience with a test and measurement equipment company as well as his extensive experience in sales, marketing and management functions with telecommunications and high tech companies, and his current and prior service on the board of directors of other companies, make him qualified to serve on the Company’s Board of Directors and as the Lead Independent Director.

Mr. Sheehan has been a director since October 2002. Beginning in 1996, Mr. Sheehan has owned and operated Two Rivers Associates, a business consulting firm specializing in business planning (i.e., strategy development and plan execution), process improvement and executive coaching. Also, since October 2001, Mr. Sheehan has served as a senior consultant in the London Perret Roche Group in Red Bank, New Jersey. He began his career at Bell Laboratories in 1962. In his 33 years at Bell Laboratories, Western Electric and AT&T, Mr. Sheehan worked in senior positions in development, manufacturing, strategic planning and general management of business units where he led the development and deployment of data communications equipment, digital switching system, and cellular telephone systems. Since leaving AT&T in 1996, Mr. Sheehan has held senior management positions, and served on the Board of Directors of two internet-based start-up companies (the terms of which ended prior to 2005). Among other duties, he was responsible for business development, business operations, and sales. Mr. Sheehan received a bachelor of science degree in electrical engineering from Drexel University in 1962 and a master of science degree in electrical engineering from New York University in 1964. He also attended the University of Pennsylvania from 1966 to 1971. Mr. Sheehan’s extensive background in development, manufacturing and strategic planning and his educational training as an electrical engineer, enable him to evaluate the product development and operations of the Company. Mr. Sheehan’s participation in corporate governance programs and extensive experience in business planning, process improvement and strategy development qualify him to serve on the Company’s Board of Directors and as its Chairman of the Nominating and Governance Committee.

Mr. Alberding has been a director since 1999, holding positions on the Audit and Compensation Committees. In June 1991, Mr. Alberding retired from Hewlett-Packard, then a computer, peripherals and measurement products company, having served as an Executive Vice President, with responsibility for worldwide company sales, support and administration activities for measurement and computation products, as well as all corporate level marketing activities. Since 2006 Mr. Alberding has been a director of Cxtec, Inc., a privately held CISCO Value Added Reseller and provider of related new and refurbished products. In addition, from 1997 until July 2010 Mr. Alberding served as a director and member of the Compensation Committee of Sybase, Inc., a global leader in enterprise software focused on Analytics, Mobile Middleware and Mobile Messaging. Moreover, from 1996 until August 2009, Mr. Alberding served on the Board of Directors of Quick Eagle, Inc., a private company providing wide area network access solutions for broadband applications. From 1994 until January 2007, Mr. Alberding served on the Board of Directors of Stratex Networks, Inc., a public company and provider of wireless transmission solutions. In addition, during the period 1991 to 2004, Mr. Alberding served as a member of the Board of Directors of Kennametal Inc., a machine tools company; Page Net, Inc., a paging company; as well as a director of several private companies including Scimed, Inc., Storm Computing, Inc., Orbisphere, S.A. (Switzerland), Artic Circle, S.A. (Switzerland), Adicom, Inc., Indigo, Inc., Quick Turn, Inc., and Walker, Inc., in each case serving on either the Audit, Compensation or Board Affairs Committee. Mr. Alberding also serves as a member of the Board of Trustees of Cazenovia College and a Director of the Syracuse Symphony Orchestra. Mr. Alberding holds an Associate of Arts in Business Administration degree from Elgin Community College (1951), a Bachelor of Science degree in Accounting, Law and Marketing from Augustana College (1953), an Associate of Science in Electronics degree from DeVry Technical Institute in Chicago (1958), and an Associate of Arts degree in International Business at INSEAD in France (1964). He also attended numerous executive training programs held at Stanford University, Harvard University and the University of Geneva (Switzerland). Mr. Alberding’s experience as an Executive Vice President with a measurement products company, his participation on the board of directors/trustees at other companies and organizations, particularly on the Compensation Committee, and his education and extensive executive training make Mr. Alberding a valued member of the Company’s Board of Directors and qualified to serve as the Chairman of the Compensation Committee of the Company’s Board of Directors.

Mr. Thomsen has been a director since March 2001. Mr. Thomsen served as Senior Vice President, Chief Financial Officer and Corporate Secretary at Stratex Networks, Inc. (now Aviat Networks, Inc.), a provider of wireless transmission solutions, from 1995 to 2007. At Stratex, Mr. Thomsen was responsible for worldwide financial reporting, legal and treasury functions, tax, IT, human resources and investor relations. From 1984 to 1995, Mr. Thomsen worked at Measurex Corporation, a process control systems company (now a part of Honeywell Corporation) where he served as Senior Vice President and Chief Financial Officer. From 1975 to 1983, Mr. Thomsen was employed by Ampex Corporation (now a part of Honeywell Corporation) in various senior financial positions. Commencing in May 2007, Mr. Thomsen was appointed as a member of the Board of Directors of the Cardiac Therapy Foundation of the Mid-Peninsula, a non-profit organization providing a cardiovascular wellness and rehabilitation program. In December 2009, Mr. Thomsen was elected as a member of the Board of Directors and the Audit Committee of SonicWALL, Inc., a developer of security solutions. Mr. Thomsen holds a bachelor of science degree in business administration from Valparaiso University and a master degree in business administration from the University of Michigan. He is also a certified public accountant, and has 40 years of financial experience in a variety of companies and as an auditor with public accounting firms, having started his financial career with Arthur Andersen LLP, a public accounting firm. Mr. Thomsen’s experience as a certified public accountant and chief financial officer, his past responsibilities for worldwide financial reporting and other treasury, tax and investor relations matters, as well as his current participation on two other boards of directors, particularly on the Audit Committee, make him qualified to serve as the Chairman of the Audit Committee of the Company’s Board of Directors.

Mr. Levy has been a director since March 2006. He served as a Managing Director and Global Head of Communications Technology Research at Lehman Brothers from July 1998 until September 2005. Before joining Lehman Brothers, Mr. Levy was a Director of Telecommunications Research at Salomon Brothers from March 1997 to July 1998, a Managing Director and Head of the Communications Research Team at Oppenheimer & Co.

from July 1994 to March 1997, and a senior communications analyst at Hambrecht & Quist from July 1986 to July 1994. As a securities analyst for almost 20 years, Mr. Levy became proficient in analyzing business strategies and financial results, having evaluated well over 100 companies. Mr. Levy is currently a member of the Board of Directors of Allot Communications, a data communications provider for carriers, and also privately held GENBAND Inc., an innovator of IP Infrastructure. From January 2000 to February 2010, he served on the Board of Directors of Zhone Technologies, Inc., a broadband technology company, and as a Board member of Tut Systems, Inc., a technology company providing advanced content processing and distribution products and system integration services, prior to its March 2007 acquisition by Motorola, Inc. In total, Mr. Levy has served on five boards of directors and has been a member of the Audit Committee of each company. Mr. Levy holds a master degree in business administration and a bachelor of science degree in materials engineering from Rensselaer Polytechnic Institute. Mr. Levy provides a unique perspective to the Board of Directors and to its Audit Committee as a result of his investment banking experience related to the telecommunications industry and his analytical skills. The Company benefits from his knowledge of financial markets, business strategies and competitive data analysis.

Mr. Marini has been a director since October 1996. Mr. Marini is the founder and Managing Director of Noventi Ventures, a Silicon Valley-based early stage technology venture capital firm begun in March 2002. He also serves as Chairman of Marini Investments, a private investment company, of TES, an industrial automation company, of Cosmo Industrie, a wood flooring products company, and of Neato Robotics, a homecare robotics company. Mr. Marini also served as interim Chief Executive Officer of FutureTel, a digital video capture company, and as President and Chief Executive Officer of No Hands Software, an electronic publishing software company. Prior to this, Mr. Marini was the co-founder, Executive Vice President and Chief Operating Officer of Logitech, a computer peripherals company. Previously, he held technical and management positions with Olivetti and IBM. Over the last decade he has been primarily managing venture capital investments in technology companies. This activity entails evaluating business plans, making investment decisions, assisting management in the formulation and execution of operating plans and strategic plans involving all facets of company operations. It also includes continuous evaluation of the performance of management teams, directing management changes and helping in recruiting executives for portfolio companies. Further, it requires the identification, evaluation and execution of exit strategies, such as acquisitions by other companies or initial public offerings. He has directed investments in over 15 companies, some of which have been acquired by market leaders such as BEA Systems, Cisco, HP and Symantec. Prior to this, Mr. Marini has had broad operating experience. From 1981 to 1992 at Logitech International SA he managed engineering, operations and finance as the company grew from inception to over $200M in annual revenues, effected an initial public offering and expanded manufacturing and development in North America, Asia and Europe and sales presence in over 30 countries worldwide. At FutureTel (1998-1999) and No Hands Software (1993-1994) he managed rapid product development, decisive restructuring, new markets and product entries. Private board of director memberships includes TES S.p.A. since September 1994; Ecrio Inc. since March 1999; Minerva Networks, Inc. beginning May 2003; Neato Robotics, Inc. since December 2006; Aurora Algae, Inc. since January 2007; Cosmo Industrie S.p.A. since December 2007 and Windspire Energy, Inc. beginning December 2008. Overall, Mr. Marini brings experience with a wide variety of company situations both as a general management executive and as active board member and investor. These qualifications provide a solid basis for serving as a director of a technology company dealing with issues of growth, product and marketing strategy, international expansion and merger and acquisition activities.

Mr. Singer serves as the Company’s Chief Executive Officer and Chairman of the Board, a position he has held since October 2001. Prior to that, he served as the Company’s non-executive Chairman of the Board from February 2001 until October 2001, and he has been a director of the Company since August 1999. From December 1997 to August 2000, Mr. Singer served as President and Chief Executive Officer of SAFCO Technologies, a wireless communications company. He left SAFCO in August 2000 after its sale to Agilent Technologies. From September 1994 to December 1997, Mr. Singer served as Vice President and General Manager of the wireless access business development division for Motorola, Inc., a communications equipment company. Prior to this period, Mr. Singer held senior management and technical positions in Motorola, Tellabs, AT&T and Bell Labs. Mr. Singer holds a Bachelor of Arts degree in psychology from the University of Michigan, and a Master of Arts degree and Ph.D. in Experimental Psychology from Vanderbilt University. He currently serves as the Co-Chairman of the Midwest Council of TechAmerica (formerly AeA) and has served on the Standing Advisory Group for the Public Company Accounting Oversight Board and Advisory Board for the MMM program at Kellogg School of Business. From

March 2009 until September 2010 he also served on the Board of Directors of Westell Technologies, Inc., a leading provider of broadband products, gateways and conferencing services, and was Chair of Westell’s Compensation Committee. In 2006, Mr. Singer was appointed to the Board of Directors of ISCO International, a provider of spectrum conditioning solutions to wireless and cellular providers worldwide, where he also chaired the Compensation Committee until he left the board in 2007. Mr. Singer is a member of the Economic Club of Chicago and currently serves as co-chair of the Technology Nominating Committee. Recently, he served as a Commissioner on Illinois’ Economic Recovery Commission, appointed by Governor Quinn to that position. In March 2011, he was appointed by Governor Quinn to the Illinois Broadband Deployment Council. Mr. Singer has 8 patents in telecommunications and is the author of several essays on the telecommunications industry and technology competitiveness. He was awarded the Martin Sandler Achievement Award by the American Israel Chamber of Commerce in 2007 and the Executive Leadership Award by the AeA in 2008. Mr. Singer is a seasoned industry expert with strong knowledge of the Company’s business and technology. He provides expertise in business strategy, intellectual property, strategic alliances and business technology.

PROPOSAL #2

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(“SAY-ON-PAY”)

The Company is requesting that the stockholders express their opinion by a non-binding advisory vote related to executive compensation, as required by Section 14A(a)(1) of the Exchange Act and related SEC rules. Although non-binding on the Company or the Board of Directors, the “Say-on-Pay” vote provides the stockholders with an additional means to express their views about executive compensation, the outcome of which will be taken into account by the Board of Directors and the Compensation Committee.

The compensation of our named executive officers is described in the Compensation Discussion and Analysis section of this proxy, including the compensation tables that accompany the narrative. The overall objective of the Company’s executive compensation program is to attract, motivate and retain highly experienced executive officers who will provide leadership for the Company’s success and enhance stockholder value. A significant portion of an executive’s overall compensation is performance-based and tied to the achievement of defined goals, with short-term and long-term incentive payments made in cash and stock.

Although the Say-on-Pay vote is non-binding and advisory, the Board and Compensation Committee will carefully review and consider the Say-on-Pay voting results when making future determinations with regard to the Company’s executive compensation plan.

The Board of Directors recommends a vote “FOR” approval of the executive compensation plan as disclosed in this proxy statement.

PROPOSAL #3

ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION
(FREQUENCY OF “SAY-ON-PAY”)

As described in Proposal #2, the Company’s stockholders are being provided with the opportunity to cast a non-binding advisory vote on the Company’s executive compensation plan. This Proposal #3 asks the stockholders to cast a non-binding advisory vote as to how frequently the Company should include a “Say-on-Pay” vote in its proxy materials for future stockholder meetings: every year, every two years, or every three years.

The Company believes that “Say-on-Pay” advisory votes should be conducted every year. This will enable stockholders to annually express their views on the Company’s executive compensation plan and provide meaningful input for consideration by the Board of Directors and the Compensation Committee in making decisions on executive compensation.

The Board of Directors recommends voting “1 YEAR” for the frequency of an advisory vote on the Company’s executive compensation plan.

PROPOSAL #4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP, an independent registered public accounting firm, to audit the Company’s financial statements for the fiscal year ending December 31, 2011. This appointment is being presented to the stockholders for ratification at the 2011 annual meeting of stockholders.

Before selecting Grant Thornton LLP as the independent registered public accounting firm for the Company for fiscal year 2011, the Audit Committee carefully considered the firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that Grant Thornton LLP’s independence will not be impaired.

Grant Thornton LLP has been conducting independent audits of the Company’s financial statements since May 2006. Representatives of Grant Thornton LLP are expected to be present at the 2011 annual meeting of stockholders. They will have the opportunity to address the audience at the meeting, and will be available to answer appropriate questions from stockholders.

Summary of Fees

The following table summarizes the aggregate fees billed to the Company by Grant Thornton LLP for the Company’s 2010 and 2009 fiscal years:

	Fiscal Year 2010	Fiscal Year 2009
Type of Fees	($)	($)

Audit Fees(1)	570,675	637,515
Audit-Related Fees(2)	9,630	—
Tax Fees(3)	—	—
All Other Fees(4)	1,500	1,500

Total Fees	581,805	639,015

(1)	Audit Fees — These are fees for professional services for fiscal years 2010 and 2009. The professional services provided included auditing the Company’s annual financial statements, reviewing the Company’s quarterly financial statements and other services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — These are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as “Audit Fees” above. For fiscal year 2009, no services that fall within this category were performed. For fiscal year 2010, services related to auditing the Company’s 401(k) and profit-sharing plan were performed.

(3)	Tax Fees — These are fees for professional services related principally to tax preparation services and tax consultation services. For fiscal years 2010 and 2009, no services that fall within this category were performed.

(4)	All Other Fees — These are fees for permissible services that do not fall within the above categories.

Pre-Approval of Independent Auditor Services and Fees

The Audit Committee reviewed and pre-approved all audit and non-audit fees for services provided to the Company by Grant Thornton LLP and has determined that the firm’s provision of such services to the Company during fiscal year 2010 is compatible with and did not impair Grant Thornton LLP’s independence. It is the practice of the Audit Committee to consider and approve in advance all auditing and non-auditing services provided to the Company by the independent registered public accounting firm in accordance with the applicable requirements of the SEC.

Vote Required and Recommendation

Stockholder ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company is not required by the Company’s bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. Notwithstanding the selection by the Audit Committee of Grant Thornton LLP or stockholder ratification of that selection, the Audit Committee may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and the stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider its selection.

The affirmative vote of the holders of a majority of the shares of PCTEL common stock present or represented by proxy and entitled to vote at the annual meeting will be required to approve this proposal.

The Board of Directors recommends that stockholders vote “FOR” the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm.

CORPORATE GOVERNANCE

Board and Committee Meetings

The Board of Directors held a total of nine meetings during fiscal 2010, which includes one subcommittee meeting. The subcommittee was formed by the Board of Directors on an ad hoc basis and was comprised of three members, including the Chairman of the Board. The subcommittee’s task was to assure that the final terms of an acquisition satisfied the conditions approved by the full Board of Directors and to give final approval of the transaction to management.

The Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The members of each of the committees are listed in the table below. Each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee meets the NASDAQ independence requirements. The Board of Directors has determined that Mr. Thomsen qualifies as an “audit committee financial expert” as defined under the rules and regulations of the SEC, and that all members of the Audit Committee meet the NASDAQ financial literacy requirements. During 2010, each of the directors attended at least 75% of the total number of meetings of the Board of Directors and any committee on which such director served.

				Meetings
				Held in
				Fiscal
Committee	Members During Fiscal 2010	Committee Functions	Date Current Written Charter Adopted	2010

Audit	Carl A. Thomsen (Chair) Steven D. Levy Giacomo Marini	• Selects the independent auditors • Oversees the internal financial reporting and accounting controls • Consults with and reviews the services provided by independent auditors • Identifies high-risk behaviors that potentially imperil the underlying value of the Company	Originally adopted August 1999; last amended September 21, 2010	8

Compensation	Richard C. Alberding (Chair) Brian J. Jackman John R. Sheehan	• Reviews and recommends to the Board of Directors the compensation and benefits of the Chief Executive Officer	Originally adopted August 1999; last amended September 21, 2010	6
		• Reviews and approves compensation and benefits of the other executives and senior management
		• Establishes and reviews general policies relating to the compensation and benefits of the employees
		• Balances the portion of executive compensation tied to achievement of performance goals with managing overall enterprise risk
Nominating and Governance	John R. Sheehan (Chair) Brian J. Jackman	• Assists the Board of Directors in identifying and selecting prospective director nominees for the annual meeting of stockholders	Originally adopted February 2004; last amended September 21, 2010	4

•   Reviews and makes recommendations on matters regarding corporate governance, composition of the Board of Directors, evaluation and nominations, committees of the Board of Directors and conflicts of interest

		• Oversees and coordinates the risk management activities of the Company
		• Establishes, maintains and improves corporate governance guidelines

A copy of each charter for the committees of the Board of Directors is available on the website located at www.pctel.com in the “Investor Relations” section under “Corporate Governance.”

Mr. Jackman is currently the lead independent director of the Board of Directors (“Lead Independent Director”). As Lead Independent Director, his principal responsibilities are (i) working with the Chairman and

Chief Executive Officer and the other members of the Board of Directors to set the agenda for each meeting of the Board of Directors, (ii) serving as a liaison for communications between the Board of Directors and the Chief Executive Officer, (iii) acting as the chair for executive sessions held at regularly scheduled meetings of the Board of Directors, and (iv) consulting with General Counsel regarding communications received from the stockholders.

Board Leadership Structure

The Board of Directors believes that their familiarity with the Company, their insight into the industries in which the Company is engaged, and their knowledge of the challenges and opportunities arising in this evolving economy place the Board of Directors in the best position to determine the optimal leadership structure for the Company. The Board of Directors has determined that combining the role of Chairman of the Board and Chief Executive Officer is the optimal structure for the Company at this time. Mr. Singer, who currently fills both roles, commenced his involvement with the Company as a Director on the Company’s Board in 1999, became the non-executive Chairman of the Board in February 2001, and subsequently became the Chief Executive Officer in October 2001. The Board of Directors believes that the stockholders are best served by Mr. Singer fulfilling both roles, thereby unifying the leadership and direction of the Board with the management of the Company, and enabling the Company to move decisively to meet challenges and maximize opportunities for growth. The Board of Directors maintains independent and effective oversight of the Company’s business through the strong leadership provided by the Lead Independent Director and the Board committees, and through the composition of the Board, with all directors other than the Chairman being independent directors.

Independence

Currently the Board of Directors has seven members. The Board of Directors has determined that the six non-employee directors are “independent directors” based on the NASDAQ and SEC standards for independence. Only independent directors may serve on the Audit, Compensation and Nominating and Governance Committees.

In determining the independence of the directors, the Board of Directors affirmatively decides whether a non-employee director has a relationship that would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of being a director. In coming to that decision, the Board of Directors is informed of the NASDAQ and SEC rules that disqualify a person from being considered as independent, considers the responses to an annual questionnaire from each director, and reviews the applicable standards with each member of the Board of Directors.

Risk Management

The Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of the full Board of Directors, management of the Company is responsible for the day-to-day management of the material risks facing the Company. In its oversight role, the Board of Directors has the responsibility to determine whether the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the full Board of Directors in setting the Company’s business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk and its determination of what constitutes an appropriate level of risk for the Company. The Board of Directors has assigned to the Nominating & Governance Committee the responsibility of working with Company management to identify, assess, and score risks facing the Company in order to create meaningful but cost-effective strategies to manage the Company’s most significant risks. The Nominating & Governance Committee updates the full Board of Directors regarding its efforts to manage enterprise risks and reports extensively on these efforts at the joint annual meeting of the Audit and Compensation Committees. The Board also regularly receives updates from management regarding certain of the significant risks facing the Company, including litigation and various operating risks.

In addition to the Nominating & Governance Committee’s overall enterprise risk management efforts, each committee of the Board of Directors oversees certain aspects of enterprise risk management. For example, the Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the audit process, the adequacy of internal controls over financial reporting, and disclosure controls and procedures. The Compensation Committee oversees risks related to the compensation policies and practices. In its oversight, the

Compensation Committee examines whether the compensation practice is consistent with the Compensation Committee’s responsibilities (as set forth in “Compensation Discussion and Analysis — Responsibilities of the Compensation Committee”) and its philosophy (as set forth in “Compensation Discussion and Analysis — Compensation Philosophy) and is aligned with the Company’s goals and risk tolerance. In evaluating the compensation policies and practices, the Compensation Committee seeks advice from its independent compensation consultant. In addition to its role in working with management in the overall enterprise risk mitigation efforts, the Nominating and Governance Committee oversees governance related risks, such as board independence and conflicts of interest, as well as management and director succession planning. The committees report their findings to the full Board of Directors.

Senior management attend, as needed, Board of Directors and committee meetings and are available to address any questions or concerns raised by the Board on risk management-related matters. Annually, the Board of Directors holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company.

Director Nomination Process

Stockholder Recommendation and Nominations.  It is the policy of the Nominating and Governance Committee to consider director candidates recommended by the stockholders holding on the date of submission of such recommendation at least 1% of the then-outstanding shares of PCTEL common stock continuously for at least 12 months prior to such date.

Stockholders desiring to recommend a candidate for election to the Board of Directors should send their recommendation in writing to the attention of the Corporate Secretary, at the Company’s office located at 471 Brighton Drive, Bloomingdale, Illinois 60108. This written recommendation must include the information and materials required by the bylaws as well as the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company within the last three years and evidence of the required ownership of PCTEL common stock by the recommending stockholder. A copy of the relevant bylaw is available upon written request to the Corporate Secretary at the address provided above. For a description of the advance notice provision of the Company’s bylaws, see “Deadline for Receipt of Stockholder Proposals and Nominations for 2012 Annual Meeting of Stockholders.”

Identifying and Evaluating Nominees for Director.  The Nominating and Governance Committee uses the following procedures for identifying and evaluating any individual recommended or offered for nomination to the Board of Directors:

•	The Committee considers candidates recommended by stockholders in the same manner as candidates recommended by other sources; and

•	The Committee considers the following factors in its evaluation of candidates:

-	The current size and composition of the Board of Directors;

-	The needs of the Board of Directors and its committees;

-	The candidate’s judgment, independence, character and integrity, age, education, area of expertise, knowledge of the communications industry, experience with businesses and other organizations of comparable size, diversity of experience, length of service and potential conflicts of interests; and

-	Other factors that the Committee considers appropriate.

The Nominating and Governance Committee requires the following minimum qualifications to be satisfied by any candidate recommended or offered for nomination to the Board of Directors:

•	The highest personal and professional ethics and integrity;

•	Proven achievement and competence in the candidate’s field and the ability to exercise sound business judgment;

•	Skills which are complementary to those of the existing Board of Directors;

•	The ability to assist and support senior management and make significant contributions to the Company’s success; and

•	An understanding of the fiduciary responsibilities which are required of a member of the Board of Directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

Diversity

In addition to the qualifications set forth above, in evaluating the suitability of candidates for the Board of Directors, the Nominating and Governance Committee considers the diversity of the candidates, and of the Board of Directors as a whole, based on factors such as business background, experience and potential contributions to the Board of Directors. The Nominating and Governance Committee attempts to ensure that the Board of Directors is comprised of individuals with experience in industries that are complementary to the Company’s business and individuals with financial and accounting experience in order to bring diverse business experience, knowledge and perspectives to the Board of Directors.

Compensation of Directors

Cash and Stock Compensation.  In 2010, the non-employee directors received an annual cash retainer of $22,500 and shares of restricted common stock equivalent to $35,000. They also received $1,500 per Board meeting attended (unless the Board meeting was conducted by teleconference, in which case directors received $1,000 for each telephonic meeting in which they participated) and $1,000 per committee meeting attended. In addition, the non-employee directors received the following additional shares of restricted stock:

•	the chair of the Audit Committee received shares of restricted common stock equivalent to $10,000;

•	the chair of the Compensation Committee received shares of restricted common stock equivalent to $9,000;

•	the chair of the Nominating and Governance Committee received shares of restricted common stock equivalent to $7,000;

•	each other non-employee member of any of the foregoing committees received shares of restricted common stock equivalent to $5,000; and

•	the Lead Independent Director received shares of restricted common stock equivalent to $10,000.

All the grants of restricted stock to the non-employee directors, as described above, were awarded on the date of the annual meeting (i.e., June 15, 2010) and have no vesting period. The number of shares granted was based on the total dollar value divided by closing price of PCTEL common stock on NASDAQ on the date of grant.

Deferred Compensation Plan.  The non-employee directors are eligible to participate in the Board of Directors Deferred Compensation Plan. The principal purpose of the Board of Directors Deferred Compensation Plan is to provide retirement benefits and income tax deferral opportunities for the non-employee directors. The Board of Directors Deferred Compensation Plan permits the deferral of cash compensation that would otherwise be received by non-employee directors for their service on the Board of Directors. Compensation that is deferred under the Board of Directors Deferred Compensation Plan will be paid out by the Company upon the termination of a non-employee director’s service on the Board of Directors. If such termination occurs after the non-employee director has reached the age of 55, such non-employee director may elect to receive the deferred compensation (i) in a lump sum, (ii) annually over 15 years, or (iii) over the lifetime of the non-employee director in no less than 20 guaranteed annual payments.

Deferred Stock Plan.  The non-employee directors are eligible to participate in the Board of Directors Deferred Stock Plan. The principal purpose of the Board of Directors Deferred Stock Plan is to provide retirement benefits and income tax deferral opportunities for the non-employee directors. The Board of Directors Deferred Stock Plan permits the deferral of stock option gains and restricted stock awards that would otherwise be received by the non-employee directors for their service on the Board of Directors. The shares that are deferred under the

Board of Directors Deferred Stock Plan will be distributed by the Company upon the termination of a non-employee director’s service on the Board of Directors.

Reimbursements.  In addition, each of the non-employee directors is reimbursed for all reasonable out of pocket expenses incurred in connection with his service on the Board of Directors.

Non-Employee Directors’ Compensation for the Fiscal Year Ended December 31, 2010

	Fees Earned
	or Paid	Stock
	in Cash	Awards(1)(2)	Total
Name	($)	($)	($)

Richard C. Alberding	38,500	44,003	82,503
Brian J. Jackman	43,500	55,006	98,506
Steven D. Levy	39,500	40,006	79,506
Giacomo Marini	40,500	40,006	80,506
John R. Sheehan	42,500	47,004	89,504
Carl A. Thomsen	40,500	45,006	85,506

(1)	The values shown reflect the fair market value of the award on the grant date.

(2)	The equity portion of the directors’ annual retainer for committee and Board membership vests on the date of the grant. At December 31, 2010, Mr. Alberding held 20,708 shares (including 14,264 shares that have been deferred), Mr. Jackman held 25,646 shares (including 17,830 shares that have been deferred), Mr. Levy held 14,209 shares, Mr. Marini held 25,416 shares (including 6,463 shares that have been deferred), Mr. Sheehan held 11,003 shares and Mr. Thomsen held 8,052 shares. At December 31, 2010, Mr. Alberding held options to purchase 65,000 shares, Mr. Jackman held options to purchase 72,500 shares, Mr. Levy held options to purchase 35,000 shares, Mr. Marini held options to purchase 65,000 shares, Mr. Sheehan held options to purchase 65,000 shares, and Mr. Thomsen held options to purchase 65,000 shares.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate directly with the independent directors may do so by sending an e-mail message to the Vice President and General Counsel at general.counsel@pctel.com. The general counsel monitors these communications, consults with the current Lead Independent Director, and provides a summary of all received messages to the Board of Directors at its regularly scheduled meetings. Where the nature of the communication warrants, the General Counsel may obtain more immediate attention of the appropriate committee, the Lead Independent Director, independent advisors, or management. The General Counsel, in consultation with the Lead Independent Director, may decide whether a response to any stockholder communication is necessary.

Attendance at the Annual Meeting of Stockholders

All directors are welcome to attend the 2011 annual meeting of stockholders. At the 2010 annual meeting of stockholders, Messrs. Singer, Alberding and Thomsen were in attendance.

Code of Ethics

The Code of Ethics and Business Conduct (the “Code of Ethics”) applies to all employees and directors of the Company and its subsidiaries. The Code of Ethics, which provides guidance and standards for maintaining ethical behavior, requires that employees and directors comply with applicable laws and regulations, and prohibits conflicts of interests. The Company also has made available an ethics hotline for anonymously reporting violations of the Company’s policies and procedures. The Code of Ethics is posted on the Company’s website at www.pctel.com in the “Code of Ethics and Business Conduct” tab in the “Investor Relations” section under “Corporate Governance.” Any approved revisions to the Code of Ethics will be posted on the Company’s website.

Compensation Committee Interlocks and Insider Participation

During 2010, none of Messrs. Alberding, Jackman or Sheehan was an officer or employee of the Company while serving as a member of the Compensation Committee. In addition, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Under the insider trading policy adopted by the Company at the time of the initial public offering in 1999, and amended from time to time, insiders are prohibited from trading in PCTEL common stock while in possession of material non-public information. To obviate the possibility of hedging the economic risk of ownership, this prohibition extends to trading in derivative securities of the Company, including any put or call options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of PCTEL common stock as of April 15, 2011 by:

•	Each stockholder known by PCTEL to beneficially own more than 5% of PCTEL common stock;

•	Each PCTEL director, including director nominees;

•	Each named executive officer of PCTEL identified in the “Executive Compensation and Other Matters — Summary Compensation Table”; and

•	All of the Company’s directors and executive officers as a group, including director nominees.

Beneficial ownership is determined based on the rules of the SEC. Percent of beneficial ownership is based upon 18,530,516 shares of PCTEL common stock outstanding as of April 15, 2011. In addition, options for shares of PCTEL common stock that are exercisable as of April 15, 2011 or will become exercisable on or before June 14, 2011 (60 days subsequent to April 15), are treated as outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of such person and are listed below under the “Number of Shares Underlying Options” column, but those option shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the Company believes that the stockholders listed below have sole voting or investment power with respect to all shares listed beside each stockholder’s name, subject to applicable community property laws.

				Percent of
	Shares	Shares	Total Shares	Shares
	Beneficially	Underlying	Beneficially	Beneficially
	Owned	Options	Owned	Owned
Beneficial Owners	(#)	(#)	(#)	(%)

5% Stockholders
Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road Austin, TX 78746(1)	1,650,550	—	1,650,550	8.91%
BlackRock Fund Advisors 40 East 52nd Street New York, NY 10022(2)	1,504,297	—	1,504,297	8.12%
Royce & Associates LLC 745 Fifth Avenue New York, NY 10151(3)	1,242,792	—	1,242,792	6.71%
Disciplined Growth Investors Fifth Street Towers, 150 South Fifth Street, Suite 2550 Minneapolis, MN 55402(4)	1,140,397	—	1,140,397	6.15%
AWM Investment Co., Inc. C/O Marxe and Greenhouse 527 Madison Avenue, Suite 2600 New York, NY 10022(5)	1,131,293	—	1,131,293	6.11%
Directors and Named Executive Officers
Martin H. Singer(6)	471,281	346,323	817,604	4.41%
John W. Schoen(7)	219,882	—	219,882	1.19%
Varda A. Goldman	105,002	—	105,002	*
Anthony Kobrinetz	77,289	—	77,289	*
Jeffrey A. Miller	167,975	143,656	311,631	1.68%
Richard C. Alberding(8)	6,444	65,000	71,444	*
Brian J. Jackman	7,816	72,500	80,316	*
Steven D. Levy	14,209	35,000	49,209	*
Giacomo Marini(9)	18,953	65,000	83,953	*
John R. Sheehan(10)	11,003	65,000	76,003	*
Carl A. Thomsen(11)	8,052	65,000	73,052	*
All directors, director nominees and current executive officers as a group (11 persons)	1,107,906	857,479	1,965,385	10.61%

*	Less than 1% of the outstanding shares of common stock

(1)	Information with respect to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP (“Dimensional”) on February 11, 2011. According to such Schedule 13G/A, Dimensional, in its capacity as an investment adviser, possesses sole dispositive control over all of such shares and sole voting power over 1,650,550 of shares, which are held of record by its clients. Dimensional disclaims beneficial ownership of all of such shares. The Schedule 13G/A filed by Dimensional contained information as of December 31, 2010 and may not reflect current holdings of PCTEL common stock.

(2)	Information with respect to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 8, 2011. BlackRock possesses sole dispositive control and voting power over such shares. The Schedule 13G/A filed by BlackRock contained information as of December 31, 2010 and may not reflect current holdings of PCTEL common stock.

(3)	Information with respect t to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Royce & Associates LLC (“R&A”) on January 19, 2011. R&A, in its capacity as an investment adviser, possesses sole dispositive control and voting power over such shares. The Schedule 13G/A filed by R&A contained information as of December 31, 2010 and may not reflect current holdings of PCTEL common stock.

(4)	Information with respect to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13F filed with the SEC by Disciplined Growth Investors, Inc. (“Disciplined”) on February 15, 2011. Disciplined, in its capacity as an investment adviser, possesses sole dispositive control and voting power over such shares. The Schedule 13F filed by Disciplined contained information as of December 31, 2010 and may not reflect current holdings of PCTEL common stock.

(5)	Information with respect to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Austin W. Marxe and David M. Greenhouse on February 12, 2010, the most recent filing. According to such Schedule 13G/A, Mr. Marxe and Mr. Greenhouse share sole voting and investment power with respect to such shares. Mr. Marxe and Mr. Greenhouse are the controlling principals of AWM Investment Company, Inc. (“AWM”), which is the general partner of and investment adviser to Special Situations Cayman Fund, LP (“SS Cayman). AWM also serves as the general partner of MGP Advisers Limited Partnership, which is the general partner of Special Situations Fund III QP, LP (“SSFQP”), Mr. Marxe and Mr. Greenhouse are also members of SST Advisers, LLC, which is the general partner of Special Situations Technology Fund, LP (“SS Technology”) and the Special Situations Technology Fund II, LP (“SS Tech II”), AWM also serves as the investment adviser to SSFQP, SS Technology, and SS Tech II. Of the 1,131,293 shares of common stock, 121,129 are owned by SS Cayman, 712,564 shares are owned by SSFQP, 67,658 shares are owned by SS Technology, and 230,032 are owned by SS Tech II. The Schedule 13G/A filed by Mr. Marxe and Mr. Greenhouse contained information as of December 31, 2009 and may not reflect current holdings of PCTEL common stock.

(6)	Includes 7,200 shares of PCTEL common stock held by the Martin H. Singer and Andrea F. Singer Joint Trust, 1,000 shares of PCTEL common stock held by Andrea F. Singer as custodian for Brian A. Singer under Illinois Uniform Transfer to Minors Act, and 1,000 shares of PCTEL common stock held by the Andrea F. Singer Revocable Trust.

(7)	Includes 81,139 shares of PCTEL common stock held by the John W. Schoen III Living Trust and 50,000 shares of PCTEL common stock held by the Denise F. Schoen Family Trust.

(8)	Includes 6,444 shares of PCTEL common stock held by the Richard C. Alberding Revocable Trust.

(9)	Includes 18,953 shares of PCTEL common stock held by the Giacomo Marini Trust.

(10)	Includes 4,080 shares of PCTEL common stock held by Two Rivers Associates LLC (“Two Rivers”). Mr. Sheehan is the managing partner of Two Rivers.

(11)	Includes 8,052 shares of PCTEL common stock held by the Thomsen Family Trust.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

The purpose of this Compensation Discussion and Analysis is to discuss material information relating to compensation awarded to the following individuals, who have been identified by the Compensation Committee as the Company’s “Named Executive Officers” for the fiscal year ended December 31, 2010:

Name	Title

Martin H. Singer	Chairman of the Board, Chief Executive Officer
John W. Schoen	Chief Financial Officer
Varda A. Goldman	Vice President and General Counsel
Anthony Kobrinetz	Vice President, Technology and Operations
Jeffrey A. Miller	Senior Vice President, Sales and Marketing

Because Mr. Singer is the Chairman of the Board in addition to his role as Chief Executive officer (“CEO”), his biographical information is included under Proposal #1 Election of Directors — Directors and Nominees.”

Mr. John Schoen has been the Company’s Chief Financial Officer and Secretary since November 2001. Prior to that, Mr. Schoen was a Business Development Manager at Agilent Technologies, Inc. from July 2000 to November 2001. From May 1999 to July 2000, Mr. Schoen served as Chief Operating Officer and Chief Financial Officer of SAFCO Technologies, Inc. before its acquisition by Agilent Technologies Inc. Prior to this period, Mr. Schoen held various financial positions for over 19 years in Motorola, Inc., including Controller of its Wireless Access and Business Development within Motorola’s Cellular Infrastructure Group. Mr. Schoen received a Bachelor of Science in Accounting from DePaul University and is a Certified Public Accountant.

Mrs. Varda Goldman has been the Vice President and General Counsel since joining PCTEL in December 2002. Before joining PCTEL, Mrs. Goldman served as a vice president of legal services for Motorola’s Commercial Government and Industrial Solutions Sector (CGISS). She also served as vice president and lead counsel for Motorola’s Cellular Infrastructure Group (CIG) during its growth from $500 million to $4.5 billion in revenue. Mrs. Goldman began her career at Motorola in 1977 supporting the automotive and electronics group. She received her undergraduate and law degrees at Northwestern University and DePaul University College of Law, respectively.

Mr. Anthony Kobrinetz has been the Vice President, Technology and Operations, since joining PCTEL in April 2010. Before joining PCTEL, Mr. Kobrinetz was most recently responsible for leading Motorola’s entrée into broadband wireless access with particular focus on the development of WiMAX products and services. Previously, as the General Manager (and Business Founder) of the Canopy business for Motorola, he successfully transitioned the wireless broadband technology incubator into a commercial business with product development, operations, sales and marketing. Mr. Kobrinetz also served as general manager for the Advanced Products Division that designed and manufactured the first digital infrastructure platform that Motorola produced for the Japanese cellular infrastructure market.

As a seasoned technology and business professional, Mr. Kobrinetz has devoted over 30 years to the shaping of mobile telephony, wireless local area networks, cellular telecommunications and telematics. He has held executive-level positions in product development, supply chain and system implementation of innovative communications equipment. Other key accomplishments include the development of a private wireless data network in the United States as well as the pioneering of a wireless local area network at 18 GHz. Mr. Kobrinetz holds numerous patents in communication components and systems. He earned a Bachelor of Science from the University of Illinois at Chicago and a Master of Business Administration from Loyola University in Chicago.

Mr. Jeffrey A. Miller has been the Senior Vice President, Sales and Marketing of the Company since April, 2010. From October 2006 until April, 2010, Mr. Miller was Vice President and General Manager of the Company’s Antenna Products Group. From November 2001, when he joined PCTEL, until October of 2006, Mr. Miller served in a number of roles, from Vice President of Engineering through leadership roles in product management, new technology and global sales. Prior to joining PCTEL, Mr. Miller was Functional Manager of Wireless Optimization Products, Wireless Network Test Division of Agilent Technologies Inc. from July 2000 to November 2001. From

January 1998 to July 2000, Mr. Miller served as Vice President of Engineering of SAFCO Technologies, Inc. and led its Test and Measurement Group before its acquisition by Agilent Technologies Inc. From September 1992 to January 1998, Mr. Miller was a Principal Consultant with Malcolm, Miller & Associates providing consulting services to wireless network operators and infrastructure suppliers. From 1978 through September of 1992, Mr. Miller held various technical and management positions at Motorola, Inc.’s Cellular Infrastructure Group. Mr. Miller received a Bachelor of Science in Computer Science from University of Illinois.

Overview of the Compensation Committee

The Compensation Committee of the Board of Directors was formed in March 2000 and currently consists of Messrs. Alberding, Jackman and Sheehan, each of whom is an independent, non-employee director of the Company. The Compensation Committee reviews its charter on an annual basis and has modified it from time to time, most recently in September 2010, to clarify the philosophy and responsibilities of the Compensation Committee. The charter of the Compensation Committee is located on the Company’s website (www.pctel.com) and may be found in the “Investor Relations” section under “Corporate Governance.”

The Compensation Committee maintains minutes of its meetings, and reports to the Board of Directors on at least a quarterly basis to make the Board of Directors aware of significant matters that require its attention. The Compensation Committee met a total of six times in 2010 and in addition met once with the Audit Committee.

Responsibilities of the Compensation Committee

Acting on behalf of the Board of Directors, the Compensation Committee’s responsibilities are outlined in its charter and include the following:

1. Providing guidance with respect to general compensation goals and philosophies for the Company’s employees at all levels, including general performance and measurement guidelines for the determination of bonuses and other forms of incentive compensation;

2. Balancing the portion of executive compensation at risk and tied to achievement of financial, corporate and functional performance goals established by the Board of Directors with overall enterprise risk;

3. Reviewing and making recommendations to the Board of Directors with respect to the compensation of the CEO, including relevant corporate goals and objectives, following (i) a performance evaluation of the CEO designed and coordinated among the members of the Board by the Nominating and Governance Committee, and (ii) directional guidance from the members of the Board on the different elements of CEO compensation based on such evaluation;

4. Reviewing and approving the compensation, including compensation criteria and incentives, and other benefits and incentive arrangements of the executive officers of the Company, as recommended by the CEO;

5. Reviewing and making recommendations from time to time to the Board of Directors regarding general equity and cash compensation incentives for the outside directors on the Board of Directors;

6. Acting as administrator of the Company’s equity incentive plans; and

7. Retaining, as the members of the Compensation Committee consider appropriate or necessary, outside consulting, legal or other advisors to advise or assist the Compensation Committee in the execution of their responsibilities.

Annual Compensation Process

The compensation of the CEO, the Named Executive Officers and the managers and key employees whose responsibilities and performance gain them participation in the Short-Term Incentive Program (as described in “Summary of Principal Elements of Compensation — Short-Term Incentive Program”) (hereinafter referred to as “key managers”) is established prior to the end of the first quarter of the fiscal year. The Compensation Committee has full authority to determine the compensation of the executive officers and key managers of the Company other than the CEO. The CEO’s compensation must be approved each year by the non-employee directors of the Board of

Directors based on the recommendation of the Compensation Committee. In making its recommendation with respect to the CEO’s compensation, the Compensation Committee takes into consideration the results of a performance evaluation of the CEO for the preceding year. The annual evaluation of the CEO’s performance is based upon evaluation forms circulated by the Nominating and Governance Committee and completed by all non-employee directors with respect to the CEO’s performance, the business and financial performance of the Company, the CEO’s success in executing the Company’s near-term objectives and long-range strategies, and the quality of the CEO’s interaction with the Board of Directors, the management and the stockholders. At the time of this performance evaluation, the Compensation Committee solicits guidance from the Board of Directors as to the general elements that should be addressed in the CEO’s total compensation package for the upcoming year. In addition, the Chair of the Compensation Committee, as well as the Lead Independent Director, will solicit comment from the CEO in the course of the Compensation Committee’s formulation of its recommendation.

In formulating its recommendation to the Board of Directors with respect to the CEO’s compensation, the Compensation Committee exercises its judgment, taking into account the advice of The Delves Group, the Committee’s independent compensation consultant (described in “Compensation Philosophy-Survey Data, Peer Groups and Use of Industry Benchmarking Data” below and referred to hereafter as the “Independent Compensation Consultant”). The Compensation Committee’s discussions of the elements of compensation for the CEO are conducted in closed session, typically with its Independent Compensation Consultant in attendance but with no Company employees present. The CEO is not permitted to participate in the deliberations by the Board of Directors in its evaluation of the Compensation Committee’s recommendation for CEO compensation.

The Compensation Committee also establishes the compensation for the executive officers (other than the CEO) and key managers. The CEO attended five of the Compensation Committee’s six meetings in 2010 in order to provide his insights as to the individual performance of each of the other executive officers and key managers whose compensation is determined by the Compensation Committee. In addition, the CEO and the Compensation Committee review the compensation data compiled by the Independent Compensation Consultant and, consistent with such data, the Company’s compensation philosophy and the individual performance of the executive officer or key manger, the CEO makes specific recommendation for the salary, bonus and equity components of such executive officer’s or key manager’s compensation. After consulting with its Independent Compensation Consultant and the CEO, the Compensation Committee, it its discretion, sets the annual compensation for the executive officers and key managers.

Compensation Philosophy

The Compensation Committee’s philosophy in setting compensation policies for executive officers and key managers is to attract, motivate and retain highly experienced executive officers who will provide leadership for the Company’s success and enhance stockholder value. The primary goals of the executive compensation program are, therefore:

•	To closely align the interests of the executive officers and key managers with those of the Company’s stockholders in order to enhance stockholder value;

•	To provide the executive officers and key managers with a structured compensation package, including competitive salaries, performance-motivating cash and equity incentive programs, and benefits that embrace a balance of work and family life, and to promote for each an opportunity to advance in a growing organization;

•	To offer a collaborative workplace environment where each executive officer and key manager has the opportunity to impact the Company’s long-term success;

•	To maintain a significant portion of each executive officer’s total compensation at risk and tied to the achievement of financial, corporate and functional performance goals established by the Board of Directors while managing the overall enterprise risk;

•	To provide increased rewards for superior individual and corporate performance, and substantially reduced or no rewards for average or inadequate performance; and

•	To minimize high-risk behaviors that potentially imperil the underlying value of the Company.

It is the Compensation Committee’s practice to review at least annually all components of compensation for the executive officers and key managers to ensure that the amount and structure of total compensation for each is consistent with the compensation philosophies and objectives. Internal pay equity among the executive officers and key managers (i.e., the relationship that exists between the total compensation paid to the CEO to compensation levels paid to other executive officers and key managers) is also a factor in the Committee’s assessment of total compensation. With these considerations in mind, the general strategy of the Compensation Committee has been to (i) establish executive compensation at a level between the median and the 75th percentile of total direct compensation in reference to a peer group of publicly traded companies and in accordance with other competitive market information, and (ii) establish a strong correlation between the level of compensation and the financial performance of the Company compared against its peer group and other companies.

Independent Compensation Consultant.  The Compensation Committee relies significantly upon the services of the Independent Compensation Consultant in applying its judgment as to appropriate levels and components of compensation for the executive officers and key managers in the Company. In 2010, the Compensation Committee renewed the annual engagement of The Delves Group, an independent, Chicago-based compensation consulting firm as the independent compensation consultant to assist the Committee in (i) establishing the Company’s compensation goals and objectives, (ii) providing relevant peer group and survey data on the compensation practices of the participating companies, and (iii) advising on industry trends in executive compensation. The Compensation Committee first engaged The Delves Group in 2004 and has renewed this engagement each year. Although the fees of the Independent Compensation Consultant are paid by the Company, the consultant is accountable and has direct reporting responsibility to the Compensation Committee. The Compensation Committee’s practice is to invite a representative of the Independent Compensation Consultant to attend substantially all Compensation Committee meetings. The Independent Compensation Consultant provides no services to the Company other than the services it provides to the Compensation Committee.

Survey Data, Peer Groups and the Use of Industry Benchmarking Data.  An important factor in the Compensation Committee’s analysis of executive compensation, particularly as it relates to the compensation of the CEO and the other executive officers and key managers, is the use of compensation data derived from broadly available compensation surveys compiled by recognized compensation firms, as well as publicly-available data from a peer group of publicly-traded companies that are comparable to the Company. The survey data used by the Independent Compensation Consultant is derived from different databases of companies that compare to the Company only in general terms, including broad industry sectors and size of company.

The peer group information is designed to be more specific. The Independent Compensation Consultant, with assistance from the Company’s management and guidance from the Compensation Committee, is responsible for selecting the companies that are included within this peer group and for compiling relevant executive compensation and corporate performance data. Although it is not possible to construct a group of companies with characteristics entirely similar to the Company, the Independent Compensation Consultant compiles data from companies that are similar in terms of industry sector, revenue level, market capitalization, operating and financial characteristics and other relevant factors.

The peer group of companies for 2011 consists of the 16 companies listed below, with 2009 or 2010 revenues (whichever was the most recently reported proxy filing of such company as of the Compensation Committee’s March 2011 meeting) ranging from approximately $34 to $277 million and median revenues of approximately $111 million:

• CalAmp Corporation	• Numerex Corp.
• Cobra Electronics Corporation	• RF Monolithics, Inc.
• Communications Systems, Inc.	• Sonus Networks, Inc.
• Frequency Electronics, Inc.	• Sycamore Networks, Inc.
• Globecomm Systems, Inc.	• Symmetricom, Inc.
• Ixia	• Telular Corporation
• KVH Industries, Inc.	• Westell Technologies, Inc.
• LeCroy Corporation	• Zhone Technologies, Inc.

Working in conjunction with the Independent Compensation Consultant, the Compensation Committee reconstituted the peer group for 2011 by adding 12 new companies that set a higher level of performance, omitting nine companies (of which several were acquired and others incurred significant financial difficulties) and retaining four companies from the 2010 peer group. With these changes, the Compensation Committee believes the peer group information will provide them more relevant and useful data.

The compensation data derived from this peer group, which was ranked by amount, consisted of annual and long-term compensation amounts representing yearly averages over a three-year period. The financial performance data derived from this peer group included one-year revenue growth, one-year EBITDA (earnings before interest, taxes, depreciation and amortization), one-year net profit margin, one-year total stockholder return, three-year total stockholder return, return on equity and return on invested capital. The Independent Compensation Consultant provided a comprehensive pay-for-performance analysis in connection with the Compensation Committee’s evaluation of executive compensation, comparing levels of compensation, expressed in dollars and percentages, against both compensation and performance data contained in the survey and peer group information.

Industry benchmarking information from the survey data and the identified peer group has been equally relevant to the Compensation Committee in respect of establishing cash compensation and equity ownership levels among the executive officers and key managers. The Compensation Committee uses benchmarking information to evaluate “total compensation” of the Company’s executive officers (i.e., principally salary, bonus and long-term incentives combined), and views this category of information as a key measure of executive compensation.

Summary of Principal Elements of Compensation

The principal elements included in executive compensation for the executive officers and key managers are the following, each of which is briefly described below:

1. Annual salary;

2. Annual bonus administered under the Short-Term Incentive Plan;

3. Service-based equity incentive awards;

4. Performance-earned, service-vesting equity awards under the Retention Plan;

5. Medical and other standard benefits; and

6. Tax deferral benefits and matching contributions by the Company under the Executive Deferred Compensation Plan and tax deferral benefits under the Executive Deferred Stock Plan.

1. Annual Salary.  The Compensation Committee uses salary as the principal element of cash compensation for the executive officers and key managers. In addition to consideration of the performance levels, experience and responsibilities of the executive officers and key managers in reviewing compensation, the Compensation Committee seeks to establish for the executive officers and key managers an annual salary that is competitive with those paid to executive officers and key managers at comparably situated companies. Cash compensation is key to the Company’s ability to hire and retain executive officers and key managers. For information regarding 2011 salaries, see “2011 Implementation of Principal Elements of Compensation — Annual Salaries in 2011.”

2. Annual Bonus Administered under the Short-Term Incentive Plan.  The Short-Term Incentive Plan is a performance-based bonus plan designed to incentivize achievement of specifically-identified, short-term corporate objectives. In establishing the corporate objectives and setting the targets under the Short-Term Incentive Plan, the Compensation Committee takes into consideration the following factors:

•	Areas of desired improvement in financial and/or operating performance of the Company;

•	The anticipated payout of awards under the Short-Term Incentive Plan measured against the likelihood that the Company will be able to achieve the performance goals without taking undue risk; and

•	The maximum payout of awards under the Short-Term Incentive Plan, as reviewed by the Independent Compensation Consultant.

The bonus awarded may be paid in cash, restricted stock or a combination of both. Any restricted stock awarded under the Short-Term Incentive Plan is issued under the 1997 Stock Plan as described in “General Terms of Equity Grants.” For additional information on this plan, see “2011 Implementation of Principal Elements of Compensation — 2011 Short-Term Incentive Plan.”

3. Service-Based Equity Incentive Awards.  The Company provides long-term, service-based incentives to certain officers, key managers and other employees on an annual basis through the grant of restricted stock and/or stock options under its 1997 Stock Plan (“Service-Based Equity Awards”). The Service-Based Equity Awards are granted to reward individual performance, and attract and retain talent. In considering Service-Based Equity Awards for the executive officers and key managers, the Compensation Committee believes that these awards should:

•	Be competitive with the market;

•	Be earned based on the Company’s financial and/or market performance;

•	Establish opportunities tied to the long-term performance and value of the Company; and

•	Create long-term retention.

Because of the potential for appreciation in the value of the Company’s stock in public trading markets as the Company grows, the Compensation Committee regards this element of compensation as having long-term incentive value in the hands of executive officers and key managers. In addition, since these Service-Based Equity Awards are structured to vest over several years depending on the nature of the award, their incentive value to executive officers and key managers is aligned with longer-term strategic plans.

4. Performance-Earned, Service-Vesting Equity Awards Under Retention Plan.  The Compensation Committee believes that it is important to tie performance to commensurate compensation in order to retain talent. Accordingly, this plan (the “Retention Plan”) combines performance-based and service-based components in order to create a strong retention inducement closely tied to performance. It requires achievement of a revenue growth goal in order for the executive officers and key managers participating in the Retention Plan to earn restricted shares. If earned, the restricted shares vest over time and are released only if the recipient remains an employee on the vesting dates.

5. Medical and Other Standard Benefits.  The Company offers standard benefits to full-time employees, including medical, dental, and vision benefits, term life insurance and long-term disability insurance, a substantial portion of which are paid by the Company. The Company’s Employee Stock Purchase Plan allows employees of the Company to participate electively in a plan under which, through individual payroll deductions, they are permitted twice a year to buy shares at prices discounted from the trading price of the stock. In addition, the Company maintains a 401(k) plan for PCTEL employees, administered by an independent plan administrator which provides a selection of investment alternatives from which plan participants may choose. The Company matches up to the first 4% of compensation contributed by a plan participant, which vests immediately.

6. Executive Deferred Compensation Plan.  The Company offers a cash-based Executive Deferred Compensation Plan to the executive officers and key managers. Under this plan, participants may defer up to 50% of salary and

100% of any cash bonus with a minimum of $1,500. The Company provides a matching cash contribution equal to 4% of the amount deferred by the participant, which vests over three years subject to the participant’s continued service. The participant has a choice of investment alternatives from a menu of notional funds that mirror actual mutual fund performance. Upon the participant’s death, disability, retirement or termination of employment, the participant will receive the value of his/her account in accordance with the provisions of the plan. The participant may elect in advance to receive, at retirement, either a lump sum payment, or payments in annual installments over 15 years or over the lifetime of the participant with 20 annual payments guaranteed. The Company also offers an Executive Deferred Stock Plan, a stock-based plan, for the executive officers and key managers, which permits participants to defer the receipt of equity incentives awarded to them. There has been no participation in this plan to date.

Summary of 2010 Company Financial Performance and Compensation

2010 Company Financial Performance.  A portion of executive compensation for 2010 was tied to the Company’s financial performance, which was measured by annual revenue and non-GAAP operating profit (defined as GAAP operating profit excluding the following items: stock-based compensation, amortization or impairment of intangible assets, restructuring costs, and the gain or loss on the sale or disposal of assets and/or product lines, including the related royalties). The Company exceeded planned revenue for 2010 by 3.4% (and the Company’s 2010 revenue was 24% greater than the Company’s 2009 revenue). Although the Company more than doubled its non-GAAP operating profit over the 2009 level, the Company fell short of planned non-GAAP operating profit for 2010 by 27%. (The planned 2010 non-GAAP operating profit was 257% greater than actual 2009 non-GAAP operating profit.) The Company’s scanning receiver sales were weaker than planned and the Company’s antenna sales were stronger than planned. The Company’s robust antenna sales in 2010 resulting from, among other things, continued penetration of vertical markets for antennas are reflected in the over-achievement of planned revenue. The relative sales of lower-margin antenna products versus higher-margin scanning receiver products resulted in the under-achievement of planned non-GAAP operating profit. The Company’s financial performance in 2010 resulted in executive compensation under the Short-Term Incentive Plan, Service-Based Equity Awards, and Performance-Earned, Service-Vesting Equity Awards, which are described in the immediately succeeding sections.

2010 Short-Term Incentive Plan.  The Compensation Committee and the Board of Directors adopted the 2010 Short-Term Incentive Plan (“2010 STIP”) in March 2010 with the intention of increasing the target bonus payable if the Company achieved the financial plan but making the financial plan more aggressive, thereby tying compensation more closely to performance while maintaining the same relationship of the total bonus pool to the Company’s non-GAAP operating profit. The pay-out factor (also referred to as the “target bonus percentage”) for 2010 if the Company achieved both metrics of the 2010 financial plan was 60%. The actual target bonus percentage achieved by the Company in 2010 was 54.8%.

The participation in the 2010 STIP by the Named Executive Officers is summarized in the table below:

Results of 2010 Short-Term Incentive Plan

	Maximum
	2010				Bonus
	Potential	Maximum			Paid as a
	Bonus as a %	2010			% of
	of Annual	Potential	2010 Target	Bonus	Annual
	Salary	Bonus	Bonus (1)	Paid	Salary
Name	(%)	($)	($)	($)	(%)

Martin H. Singer	105	446,250	267,750	244,456	58
John W. Schoen	85	204,000	122,400	111,751	47
Varda A. Goldman	50	95,000	57,000	52,041	27
Anthony Kobrinetz	80	122,500	73,500	67,106	44
Jeffrey A. Miller	90	216,000	129,600	118,325	49

The weighting of performance measures for all Named Executive Officers is 60% revenue and 40% non-GAAP operating profit.

(1)	The 2010 target bonus for each Named Executive Officer is calculated by multiplying such officer’s potential bonus by 60%.

Half of the bonus awarded to each participant under the 2010 STIP was paid in immediately vested shares of PCTEL common stock in lieu of cash and the other half of the bonus was paid in cash. The number of shares paid to each participant was determined by dividing the amount of the stock portion of the bonus by the closing price of PCTEL common stock on NASDAQ on the effective date of the award.

2010 Service-Based Equity Awards.  As has been the case in prior years, in March 2010, the Compensation Committee (and the Board of Directors with respect to the CEO) approved a grant of a Service-Based Equity Award in the form of restricted shares to the executives and key managers, with the Named Executive Officers receiving grants in the amounts set forth below. All Service-Based Equity Awards vest in equal annual increments over four years, subject to each such officer’s continued employment. In addition, each Named Executive Officer received restricted stock from prior Service-Based Equity Awards which vested in 2010. These restricted shares from prior grants are included in the table entitled “Option Exercises and Stock Vested @ Fiscal Year Ended December 31, 2010” under the column entitled “Stock Awards” in the “Executive Compensation and Other Matters section.

2010 Service-Based Equity Awards

Number of
Service-Based
Name	Restricted Shares

Martin H. Singer	80,000
John W. Schoen	40,000
Jeffrey A. Miller	46,000

2010 Performance-Earned, Service-Vesting Equity Awards Under Retention Plan.  In 2010, the Compensation Committee introduced a Performance-Earned, Service-Vesting Equity Award under a Retention Plan in order to focus on revenue growth, tie compensation closely to performance, and retain executive officers and key managers in an improving economy given the salary and bonus reductions over the past years. The Retention Plan was structured with a performance-based restricted stock grant and a service-based vesting period. The performance-based restricted stock would be earned only if the Company reached or exceeded 14% revenue growth in 2010 over the Company’s 2009 annual revenue. The amount of restricted stock earned increased as the Company’s revenue increased, up to a maximum amount. Once earned, the restricted stock cliff vests on one of two future dates (i.e., four years or seven years after the date of grant, each inclusive of the performance period) based upon the Compensation Committee’s approximation of the participant’s tenure. The Company achieved approximately 24% revenue growth thereby over-achieving the target, and the Named Executive Officers received the following number of restricted shares:

Results of 2010 Retention Plan

				Value @
	Target	Over -	Shares	Date of
	Grant	Achievement(1)	Granted	Grant
Name	(#)	(#)	(#)	($)	Vesting Date

Martin H. Singer	20,000	2,875	22,875	171,334	February 2013
John W. Schoen	15,000	2,157	17,157	128,506	February 2016
Varda A. Goldman	10,000	1,438	11,438	85,671	February 2013
Anthony Kobrinetz	15,000	2,157	17,157	128,506	February 2013
Jeffrey A. Miller	15,000	2,157	17,157	128,506	February 2016

(1)	Overachievement against the target was 14%

2011 Implementation of Principal Elements of Compensation

1. Annual Salaries in 2011.  In response to the impact of the worldwide economic decline and in an effort to control the downward pressure on the Company’s non-GAAP operating profit, during the past three years the Compensation Committee (and Board of Directors with respect to the CEO) reduced salaries for the Named Executive Officers and certain key managers in 2009 and then froze certain salaries in 2010. Among the changes the Compensation Committee adopted in 2011 is a restoration of such salaries and a salary increase for most Named Executive Officers and certain key managers.

CEO Salary.  Mr. Singer’s salary was reduced by 6% in 2009 to $425,000. In 2010, Mr. Singer’s salary remained at $425,000. For 2011, the Board of Directors has increased Mr. Singer’s salary 10.6% to $470,000. This salary increase, Mr. Singer’s first since 2007, represents a 4.4% increase over his 2007 salary of $450,000.

Salaries for Other Named Executive Officers.  After reducing the salaries of the Named Executive Officers between 5% and 8% in 2009 in order to reduce operating expenses in that recessionary environment, the Compensation Committee froze salaries at the same level in 2010. For the first time since 2007, the Compensation Committee increased salaries of Named Executive Officers between 5.3% and 12.5% in 2011. When these increases are measured against the corresponding salaries in 2007, the increases range from 0% to 4% (excluding Mr. Kobrinetz who was not with the Company at that time).

Salaries for Other Named Executive Officers

	2009(1)	2010(1)	2011(1)
Name	$	$	$

John W. Schoen	240,000	240,000	260,000
Varda A. Goldman(2)	—	190,000	200,000
Anthony Kobrinetz(3)	—	210,000	240,000
Jeffrey A. Miller	240,000	240,000	270,000

(1)	In general, salary adjustments are effective April 1 of each year.

(2)	Mrs. Goldman became a Named Executive Officer in fiscal year 2010.

(3)	Mr. Kobrinetz joined the Company in April 2010 and the 2010 salary represents his annual salary at the conclusion of the year.

2. 2011 Short-Term Incentive Plan.  The Board of Directors identified increasing revenue growth and returning greater earnings to stockholders as its top priorities for 2011. Accordingly, in 2011 the performance of all executives and key managers participating in the 2011 STIP will be measured by the same metrics which are (1) revenue growth in 2011 over actual 2010 revenue and (2) the increase of non-GAAP earnings per share of PCTEL common stock in 2011 over actual 2010 non-GAAP earnings per share. (The difference between non-GAAP earnings per share and GAAP earnings per share is the exclusion from non-GAAP earnings of stock-based compensation expense, amortization of intangible assets, restructuring charges, impairment charges, gain/loss on the sale of product lines, non-cash income tax expense and non-cash other income.) This represents a change in approach from prior years in which some executive officers and many key managers were assigned metrics related to their job functions or directed goals (e.g., gross margin improvement or specified cost reductions) in addition to the corporate metrics. This change will streamline the 2011 STIP as well as unify and focus the efforts of all executive officers and key managers on the top priorities.

In order to drive and reward higher growth and earnings per share, the Compensation Committee has adopted a sliding scale on an “S curve” rather than a linear basis for determining the bonus under the 2011 Short-Term Incentive Plan. There will be no bonus for low revenue and earnings growth, a small bonus for mediocre or slightly above-average revenue and earnings growth and a sharply increasing bonus for superior revenue and earnings growth. The following chart depicts the resulting payout factors at various achievement levels:

Achieving the 2011 financial plan of 8% revenue growth and a 28% increase in non-GAAP earnings per share results in a 15% payout factor as compared with a payout factor of 30% in 2009 and 60% in 2010 for achievement of the financial plan in those years. The reason for the decrease in the payout factor at the financial plan targets is that the Compensation Committee wants to drive superior growth above the financial plan. The financial plan is determined by management based upon recent performance levels, sales expectations, technology and industry factors, and overall economic conditions.

In order to determine the actual bonus amount received by any participant in the 2011 STIP, the payout factor determined by the table above is multiplied by the participant’s maximum percentage of salary that can be earned as a bonus (as determined by the Compensation Committee on an individual basis based upon performance and job responsibilities) and then multiplied by such participant’s annual salary. The Compensation Committee increased the maximum percentage of salary that can be earned as a bonus in 2011 by 5% for Mrs. Goldman and Mr. Kobrinetz and 10% for Mr. Miller.

The participation in the 2011 STIP by the Named Executive Officers are summarized in the table below:

				2011 Target
				Bonus Upon
		2011 Maximum		Full Achievement
		Potential Bonus		of Financial Plan(1)
	2011 Salary	As a %		As a % of
Name	($)	of Salary	In ($)	Salary	In ($)

Martin H. Singer	470,000	105	493,500	16	74,025
John W. Schoen	260,000	85	221,000	13	33,150
Varda A. Goldman	200,000	55	110,000	8	16,500
Anthony Kobrinetz	240,000	85	204,000	13	30,600
Jeffrey A. Miller	270,000	100	270,000	15	40,500

The weighting of each performance measure for all Named Executive Officers is 60% revenue and 40% non-GAAP earnings per share.

(1)	The 2011 targeted bonus for each Named Executive Officer is calculated by multiplying such officer’s potential bonus by 15%.

The bonus amount under the 2011 STIP will be paid to the participant in cash rather than restricted shares (as was historically awarded) or a combination of cash and shares (as was awarded in 2010). This change conserves shares under the Company’s 1997 Stock Plan for future use and reduces stockholder dilution.

3. 2011 Service-Based Equity Incentive Plan.  In a significant departure from prior years in which the Named Executive Officers received substantial Service-Based Equity Awards, the Named Executive Officers will not receive any Service-Based Equity Awards in 2011. (For a summary of the 2010 awards under the Service-Based Equity Plan, see “Summary of 2010 Company Financial Performance and Compensation — 2010 Service-Based Equity Awards.”) Instead, the Named Executive Officers will again participate in the Retention Plan which has a performance element, thereby tying compensation to performance more directly than with Service-Based Equity Awards under this plan. (For a summary of the 2011 Retention Plan, see “2011 Implementation of Principal Elements of Compensation — 2011 Performance-Earned, Service-Vesting Equity Awards Under the Retention Plan” immediately below.) Non-participation by the Named Executive Officers in this plan has allowed the Compensation Committee additional flexibility to award Service-Based Equity Awards as an incentive to the non-executive officers and strong-performing managers while conserving equity and reducing stockholder dilution.

4. 2011 Performance-Earned, Service-Vesting Equity Awards Under Retention Plan.  In March 2010, the Compensation Committee introduced the Retention Plan to incentivize performance and encourage retention of executives and certain key managers. The Compensation Committee views the Retention Plan as an effective means of rewarding performance consistent with stockholder value creation over time and adopted a similar Retention Plan for 2011. The 2011 Retention Plan is structured with a performance-based restricted stock grant and a service-based vesting period. The performance-based restricted stock will be earned by the participants only if the Company reaches or exceeds 4% revenue growth in 2011 over its 2010 annual revenue. The actual awards at various levels of revenue growth are indicated for each Named Executive Officer in the table below:

	Number of Restricted Shares
	Less than
Name	4%	4%	8%	14%

Martin H. Singer	—	13,000	26,000	32,500
John W. Schoen	—	8,625	17,250	21,562
Varda A. Goldman	—	3,500	7,000	8,750
Anthony Kobrinetz	—	8,625	17,250	21,562
Jeffrey A. Miller	—	8,625	17,250	21,562

Percentage represents increase in 2011 annual revenue over 2010 revenue.

The Compensation Committee modified the service-vesting requirements for the restricted stock earned under the 2011 Retention Plan because the Compensation Committee determined that the lengthy nature of the seven-year vesting period for some participants and the all-or-nothing nature of the cliff vesting format of the 2010 Retention Plan detracted from its effectiveness. Accordingly, for all participants in the 2011 Retention Plan (other than the Chief Executive Officer), the restricted stock, if earned, will vest in four equal annual installments (inclusive of the performance period) and will be paid to the participant subject to each such participant’s continued employment with the Company on the relevant vesting dates. In furtherance of the retention purpose of the Retention Plan, for Mr. Singer, the Chief Executive Officer, the restricted stock, if earned, will cliff vest in three years (inclusive of the performance period) and will be received if he continues to be an employee of the Company on the vesting date; provided that the restricted stock will cliff vest earlier if Mr. Singer retains only his role as Chairman of the Board.

Overall, the Compensation Committee has awarded the Named Executive Officers, as a group, fewer restricted shares under the Service-Based Equity Awards Plan and the Performance-Earned, Service-Vesting Equity Awards Under the Retention Plan combined than the next tier of executives and key managers will receive under such plans. The total long-term equity granted by the Company to each Named Executive Officer under the Service-Based Equity Awards Plan and the Performance-Earned, Service-Vesting Equity Awards Under the Retention Plan is below the median for long-term incentives based on survey data provided by the Compensation Committee’s Independent Compensation Consultant. See “Compensation Philosophy-Survey Data, Peer Groups and the Use of Industry Benchmarking Data.”

5. Other Benefits.  There were no material changes in 2011 to the medical benefits, other standard benefits, tax deferral benefits or matching contributions received by Named Executive Officers. See “Summary of Principal Elements of Compensation — Medical and Other Standard Benefits” and “— Executive Deferred Compensation Plan” for additional information.

General Terms of Equity Grants

1997 Stock Plan.  All equity issued by the Company, whether as restricted stock or stock options, and whether granted under the Short-Term Incentive Plan or as a long-term equity incentive, is issued under the 1997 Stock Plan. The 1997 Stock Plan was approved by the stockholders at the time it was originally adopted in 1997 and has been amended from time to time with the approval of the stockholders, most recently in June 2010, to increase the reserve of shares under the Plan.

Material Terms of Stock Option Grants.  While the Compensation Committee historically has issued stock options to employees as a Service-Based Equity Award under the 1997 Stock Plan and could make such an award, no stock options have been issued to the Named Executive Officers since 2006. In June 2010, certain Named Executive Officers and key managers voluntarily surrendered many of their previously-awarded stock options and did not receive cash, equity or a promise of any future compensation. Stock options are, however, granted to non-executive new hires from time to time. The Compensation Committee has never repriced previously granted stock options where the trading price of the Company’s stock is less than the exercise price of the stock options, and the 1997 Stock Plan expressly prohibits such repricing of previously granted stock options.

Material Terms of Service-Based Restricted Stock Grants.  Service-based restricted stock grants typically vest in equal annual increments over four years from the date of grant, subject to the continued employment of the recipient. In some cases, restricted stock grants have been made with shorter vesting periods (two or three years) depending on the purpose for which they have been awarded, and in some cases restricted stock grants cliff vest only at the end of a defined period. Unlike stock options, as restricted stock grants vest there is no exercise price to be paid to enable the recipient of the grant to realize the value of the stock at the vesting date. As a result, even though the price of PCTEL common stock may drop below the price of such stock on the grant date of the restricted share, the share continues to hold residual value in the hands of the recipient. The fair market value of the restricted stock as it vests (based on the trading price on the stock) represents taxable gain to the employee at that time. The Company requires the employee recipients to meet their statutory tax withholding obligations on each vesting date through the delivery of their vested shares net of the number of shares used to satisfy the withholding obligations.

Administrative Protocols in Stock Option and Restricted Stock Grants.  The Company adopted a Statement of Administrative Policy in November 2006, codifying approved procedures in respect of award grants under the 1997 Stock Plan. This policy is administered by the Compensation Committee. The key elements of the policy are as follows:

•	The meeting date of the Compensation Committee or the Board of Directors, as the case may be, is the grant date of any approved award, unless the Compensation Committee or Board of Directors expressly identifies a future date as the grant date of the award (discussed below).

•	Where a written consent of the Compensation Committee or the Committee Chair is used to approve an equity award, the date of the last signature required on the consent, or the date of the signature of the Committee Chair, as applicable, constitutes the date of the award.

•	Award grant documentation is dated as of the grant date.

•	Where a stock option or restricted stock award is required to be priced at the fair market value of the underlying Company stock, the closing price of the stock as reported by NASDAQ on the grant date is selected to represent that value.

•	Neither the Compensation Committee nor the Board of Directors will authorize a grant of stock options or other equity incentive awards (with the exception noted in the paragraph below) to executive officers or key managers during a quarterly “quiet period.” A “quiet period” is the time during which the Named Executive Officers and key managers of the Company may be presumed to be in possession of the non-public information concerning the financial performance of the Company, beginning with the close of the market on the last trading day of the first full week of the last month of each fiscal quarter (but no later than the close of the tenth calendar day of such month), and continuing until the opening of the market on the third trading day following the date of the Company’s public release of earnings and other financial information for a particular fiscal quarter or year end. If stock options or other equity incentive awards (with the exception noted in the paragraph below) for individuals in this group are authorized by the Compensation Committee or the Board of Directors during such a “quiet period”, the Compensation Committee or Board of Directors will identify a future date as the grant date of the award, and will identify the reported closing price of PCTEL common stock on the future grant date as the fair market value of the award. This future grant date typically falls on the third day following the Company’s earnings release for the financial period.

•	Where performance shares or restricted stock awards that are not dollar-denominated are approved, a grant date during a quarterly “quiet period” is permitted, since these awards are not price-sensitive on the date of grant. When the Company pays bonuses to executive officers and key managers under the Short-Term Incentive Plan in shares of stock rather than cash, these grants are dollar-denominated, and, therefore, have been awarded subject to a future grant date corresponding with the third day following the Company’s quarterly earnings release.

Stock Ownership Guidelines

In order to align further the interests of the Company’s executives with the interests of the stockholders, in March 2010 the Board of Directors adopted a policy that prescribes ownership levels of PCTEL common stock. The CEO is required to maintain PCTEL common stock with a value equal to twice his annual salary and each other Named Executive Officer is required to maintain PCTEL common stock with a value equal to his/her annual salary. Although the Named Executive Officers have an initial period of three years to achieve compliance with the guidelines, all of the Named Executive officers are in compliance with the exception of Mr. Kobrinetz who joined the Company in 2010.

CEO Total Direct Compensation

Mr. Singer’s total direct target compensation for 2011, consisting of salary, target bonus and long-term incentives equates to $718,200 representing a decrease from total direct target compensation of $1,292,750 and total direct actual compensation of $1,291,456 in 2010. The CEO’s total target compensation if the Company achieves the financial plan targets for revenue and non-GAAP earnings per share is below the median of comparable companies based on survey and peer group executive compensation information provided by the Compensation Committee’s Independent

Compensation Consultant; provided, however, that if the Company exceeds planned revenue and non-GAAP earnings per share, then as a result of the sliding scale of the 2011 STIP (as described in “2011 Implementation of Principal Elements of Compensation — 2011 Short-Term Incentive Plan”) the CEO could achieve total compensation between the median and 75th percentile, which is in accordance with the Compensation Committee’s strategy (as described in “Compensation Philosophy”). PCTEL’s financial performance in 2010 as compared with its peer group was above the 75th percentile for one-year revenue growth and one-year EBITDA; between the median and 75th percentile for three-year total stockholder return; and between the 25th percentile and the median for one-year net profit margin, one-year total stockholder return, return on equity and return on invested capital based upon the most recent publicly available data collected by the Independent Compensation Consultant. The Committee believes that Mr. Singer’s total direct target compensation for 2011 is appropriate.

Change in Control and Severance Arrangements

The table below and the summary of retention arrangements related to benefits associated with a Change in Control of the Company should be read in conjunction with the tables entitled “Potential Payments Upon Termination as of December 31, 2010” in the “Executive Compensation and Other Matters” section on page 44.

	Severance Benefits ( i.e., Involuntary Termination Not				Change in Control Benefits ( i.e., Involuntary Termination Within
	Related to a Change in Control)				12 Months of a Change in Control)
				Acceleration
			Acceleration	of Unvested	Months				Acceleration
			of Unvested	Restricted	of Salary	Short Term		Acceleration	of Unvested
	Salary	Healthcare	Options	Shares	(Paid in	Incentive	Healthcare	of Unvested	Restricted
Name	Continuation	(in Months)	(in Months)	(in Months)(2)	Lump Sum)	Plan(3)	(in months)	Options	Shares(4)

Martin H. Singer	12 months (1)	Up to 12 months	12 months	12 months	24 months	100%	Up to 12 months	100%	100%
John W. Schoen	12 months	Up to 12 months	12 months	12 months	18 months	100%	Up to 12 months	100%	100%
Varda A. Goldman	6 months	Up to 6 months	6 months	6 months	18 months	100%	Up to 12 months	100%	100%
Anthony Kobrinetz(5)					18 months	100%	Up to 12 months	100%	100%
Jeffrey A. Miller	12 months	Up to 12 months	12 months	12 months	18 months	100%	Up to 12 months	100%	100%

(1)	Includes 100% of the maximum potential bonus payable under the 2010 STIP.

(2)	As authorized by the Compensation Committee in March 2007, the occurrence of an involuntary termination (other than for cause) during an annual performance period will result in an immediate vesting of all unvested service-based restricted shares. With respect to performance-based restricted shares, an involuntary termination of the CEO will result in the immediate vesting of his performance-based restricted shares established for the period in which the termination occurred, but the loss of the right to earn any performance-based restricted shares for any future performance periods.

(3)	Includes 100% of the bonus pro-rated for the length of service during the fiscal year, at the higher of the bonus amount for the year in which the Change in Control occurred or the year in which termination occurred.

(4)	Upon the occurrence of a Change in Control, performance-based restricted shares will automatically convert into service-based restricted shares with no performance contingencies, but the vesting requirements (as stated in the applicable management retention agreement) will continue to pertain to the restricted shares; however, in the event of the involuntary termination of any Named Executive Officer within 12 months following a Change in Control, such Named Executive Officer’s restricted shares will immediately vest.

(5)	The Compensation Committee approved a severance agreement for Mr. Kobrinetz in March 2011.

A “Change in Control” is any merger, reorganization or acquisition of the Company, including by way of sale of all or substantially all of the Company’s assets, in which a majority of the voting control of the Company is transferred. The retention benefits summarized in the table above in connection with a Change in Control are based on a “double trigger” structure (i.e., no benefit will be provided unless there is both (i) a completed Change in Control event, and (ii) within 12 months following such event, the Named Executive Officers or certain key managers’ employment is involuntarily terminated). The Compensation Committee and the CEO believe that all Named Executive Officers and certain key managers of the Company should contribute to the success of the Company following any possible merger or acquisition to the extent permitted by the successor or acquirer. The “double trigger” structure ensures that the Named Executive Officers and key managers have the necessary motivation to support the Company during a post-acquisition transition. The principal retention benefits that result from this structure include lump sum payment of a specified percentage of annual salary, acceleration of 100% of any then unvested equity incentives, and Company-paid healthcare benefits for a specified period of time as indicated in the table above (and an additional six months in certain circumstances). The Compensation Committee believes that the level of these benefits would not, in the aggregate, represent a financial deterrent to a buyer or successor entity in considering a combination transaction with the Company.

The Named Executive Officers and other key managers are also entitled to severance and related benefits in connection with the involuntary termination of their employment under their employment and/or severance agreements with the Company. The principal severance benefits include salary continuation and Company-paid healthcare benefits for a specified period of time. In addition, upon the occurrence of an involuntary termination (or, with respect to the CEO, death or disability), severance benefits include vesting of any service-based restricted shares which are scheduled to vest within the following 12 months (for most Named Executive Officers) or 6 months (for other Named Executive Officers, executives and key managers) and immediate vesting of performance-based restricted shares in the amount targeted for vesting in the performance year in which termination, death or disability occurs.

In the case of the CEO, severance benefits resulting from involuntary termination also include payment of the maximum potential bonus under the Short-Term Incentive Plan; in the event of death or disability, the amount of the bonus that would be paid under the Short-Term Incentive Plan would be based on the actual amount of the bonus determined for the year in which death or disability occurred, prorated for such year based on the date of death or disability. The current employment agreement with Mr. Singer also imposes a non-competition and non-solicitation covenant for a period of 12 months from his termination date in connection with his separation from the Company, including in the event of a Change in Control that is followed by the involuntary termination of his employment.

Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Code, the Company is able for federal tax purposes to deduct compensation paid to the Named Executive Officers only if the compensation for each such officer is less than $1 million during the fiscal year or is “performance-based” as defined under Section 162(m). Although it is the objective of the Compensation Committee to seek to qualify all executive compensation as deductible, in order to provide flexibility and to ensure that the executive compensation programs remain competitive, the Compensation Committee has not adopted a policy with this objective. In 2007, The Board of Directors adopted and the stockholders approved an Executive Compensation Plan for the Named Executive Officers governing the 2011 STIP for purposes of Section 162(m) of the Code. In 2010, all compensation paid to the Named Executive Officers of the Company was below $1 million threshold under Section 162(m) for purposes of corporate tax deductibility.

Section 409A of the Internal Revenue Code

Section 409A of the Code, the final Treasury Regulations and the administrative guidance promulgated thereunder (collectively, “Section 409A”) regulate the tax treatment of non-qualified deferred compensation arrangements. These include requirements and/or regulations with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. As to certain individuals who are officers, Section 409A requires that distribution to such an individual commences no earlier than six months after separation from service.

The Committee evaluated the various benefit plans and compensation arrangements that the Company has in place for the executive officers and certain key managers, and approved modifications of these plans and arrangements as necessary to comply with Section 409A.

Adjustment of Awards

The Company’s financial statements and the related financial performance goals and measures used by the Compensation Committee as the basis for executive compensation have not been subject to subsequent revision or restatement. As a result, the Compensation Committee has never been required to consider an adjustment of an award. However, if such a circumstance were to occur, the Compensation Committee and the Board of Directors would consider all appropriate remedial measures, which may include the recovery of amounts that were inappropriately awarded to an individual executive officer or key manager.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 409(b) of Regulation S-K of the Securities Exchange Act of 1934, as amended, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s 2010 Annual Report on Form 10-K.

The Compensation Committee

Richard C. Alberding (Chair)
Brian J. Jackman
John R. Sheehan

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table presents the compensation of the Named Executive Officers for the fiscal years ended December 31, 2010, 2009 and 2008:

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary(2)	Bonus(3)	Awards(4)	Awards(4)	Compensation(5)	Compensation(6)	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)

Martin H. Singer	2010	425,000	122,228	622,000	—	122,228	25,374	1,316,830
	2009	431,250	—	332,100	—	—	24,282	787,632
	2008	450,000	—	375,300	—	90,675	144,816	1,060,791
John W. Schoen	2010	240,000	55,876	342,100	—	55,875	18,280	712,131
	2009	242,500	—	164,000	—	—	19,273	425,773
	2008	250,000	—	108,000	—	40,300	62,706	461,006
Varda A. Goldman(1)	2010	190,000	26,021	248,800	—	26,020	17,889	508,730
Anthony Kobrinetz(1)	2010	153,349	33,553	343,650	—	33,553	5,175	569,280
Jeffrey A. Miller	2010	240,000	59,163	379,420	—	59,162	24,805	762,550
	2009	245,000	—	188,600	—	—	23,792	457,392
	2008	260,000	—	156,600	—	35,963	63,481	516,044

(1)	Mrs. Goldman and Mr. Kobrinetz became Named Executive Officers in fiscal year 2010.

(2)	The amounts shown reflect the actual amounts paid as salary during fiscal years 2010, 2009 and 2008.

(3)	For 2008 and 2009, the Company paid bonuses under the Short-Term Incentive Plan to the Named Executive Officers in the form of PCTEL common stock. The Company paid bonuses under the 2010 STIP 50% in the form of PCTEL common stock and 50% in cash. Payments made under the 2010 STIP in shares are reported in the “Non-Equity Incentive Plan Compensation” column and payments made thereunder in cash are reported in the “Bonus” column. See footnote 5 below for additional information regarding these payments.

(4)	Amounts shown do not reflect compensation actually received by the Named Executive Officer in the year indicated. Instead, the amounts shown represent the aggregate fair value (determined on the grant date) of the restricted stock granted in the year indicated, calculated pursuant to the Statement of Financial Account Standards Codification Topic 718. The amounts shown for option awards and stock awards from prior years were restated to reflect the aggregate fair value determined on the grant date. For a discussion of the valuation assumptions, see Note 13 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2010. The actual value that may be realized from an option or restricted stock award is contingent upon the satisfaction of the conditions to vesting in that award. The amounts shown include the value of performance shares granted in years 2008 and 2010 at target value determined on the grant date. No performance shares were granted in 2009. The table below summarizes various values of performance shares at different payout levels using the price on the grant date and are not indicative of the compensation actually received in such years:

				Additional
				Value@	Estimated
		Target In	Value@	Maximum	Value as of
		Shares	Target	Payout	12/31/2010
Name	Year	#	($)	($)	($)

Martin H. Singer	2010	20,000	124,400	31,100	142,283
	2008	10,000	67,500	33,750	47,864
John W. Schoen	2010	15,000	93,300	23,325	106,717
	2008	3,000	20,250	10,125	14,364
Varda A. Goldman	2010	10,000	62,200	15,550	71,114
Anthony Kobrinetz	2010	15,000	92,850	23,213	106,202
Jeffrey A. Miller	2010	15,000	93,300	23,325	106,717
	2008	4,000	27,000	13,500	19,150

(5)	The values shown reflect the bonuses paid in vested shares of PCTEL common stock in lieu of cash in 2010, 2009 and 2008 under the Short-Term Incentive Plan for such fiscal years. These bonuses were calculated on achievement of corporate goals in the case of Mr. Singer and Mr. Schoen, and on achievement of a combination of organizational unit and corporate goals in the cases of Mr. Miller. The details of the Short-Term Incentive Plan are discussed under “Compensation Discussion and Analysis-Summary of 2010 Company Financial Performance and Compensation — 2010 Short-Term Incentive Plan” above.

(6)	The values shown represent payments on behalf of each Named Executive Officer for the Company matching contributions under 401(k) plan; group life insurance premiums; and healthcare premiums, including healthcare premiums of $14,468 $13,148 and $12,456 for Mr. Singer in 2010, 2009 and 2008 respectively; and $14,517 and $13,148 for Mr. Miller in 2010 and 2009, respectively. For each Named Executive Officer, the values shown for 2008 also include a $0.50 special dividend per unvested restricted share of PCTEL common stock. The special dividend received by Messrs: Singer, Schoen and Miller, with respect to such unvested restricted shares was $121,440, $44,505, and $41,085, respectively. For Mr. Singer, the values shown also include the Company match in the Executive Deferred Compensation Plan. Except as noted above, none of the benefits included in the column entitled “All Other Compensation” exceeded $10,000 individually for a Named Executive Officer in 2010.

The following table provides information on equity awards granted in fiscal 2010 to each of the Named Executive Officers:

Grants of Equity Awards for the Fiscal Year Ended December 31, 2010(1)

					All Other
					Stock;		Grant Date
		Estimated Possible Payouts			Number of	Exercise or	Fair Value
		Under Non-Equity			Shares of	Base Price	of Stock
		Incentive Plan Awards			Stock or	of Option	and Option
		Threshold	Target	Maximum	Units(3)	Awards	Awards(4)
Name	Grant Date(2)	($)	($)	($)	(#)	($)	($)

Martin H. Singer	3/15/2010	—			80,000	—	497,600
	3/15/2010	—	258,275	378,625		—
John W. Schoen	3/15/2010	—			40,000	—	248,800
	3/15/2010	—	154,500	218,625		—
Varda A. Goldman	3/15/2010	—			30,000	—	186,600
	3/15/2010	—	90,700	125,250		—
Anthony Kobrinetz(5)	4/5/2010	—			40,000	—	248,800
	5/10/2010	—	93,300	116,625		—
	3/15/2010	—	31,500	52,500		—
Jeffrey A. Miller	3/15/2010	—			46,000	—	286,120
	3/15/2010	—	158,100	224,625		—

(1)	As of December 31, 2010, the amount shown represented potential payments under the 2010 STIP for the portion to be paid in immediately vested shares of PCTEL common stock and payments made under the 2010 Performance-Earned, Service-Vesting Equity Awards Under the Retention Plan. The principal terms of the 2010 STIP are discussed under “Compensation Discussion and Analysis-Summary of 2010 Financial Performance and Compensation — 2010 Short-Term Incentive Program” above. The principal terms of the 2010 Retention Plan are discussed under “Compensation Discussion and Analysis-Summary of 2010 Financial Performance and Compensation — 2010 Performance-Earned, Service-Vesting Equity Awards Under Retention Plan.

(2)	In the case of all grant dates, the Board of Directors action date is both the Compensation Committee approval date and the grant date.

(3)	The amount shown represents the number of restricted shares received pursuant to the Service-Based Equity.

(4)	The values shown reflect the fair market value of the shares on the grant date calculated pursuant to Statement of Financial Accounting Codification Topic 718. The assumptions the Company uses in calculating these amounts are discussed in Note 13 to the financial statements for the fiscal year ended December 31, 2010, which were filed with the Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(5)	Potential payments to Mr. Kobrinetz under the 2010 STIP were approved by the Compensation Committee at its March 2010 meeting pending commencement of his employment with the Company on April 5, 2010.

The following table shows the number of exercisable and unexercisable equity awards held by the Named Executive Officers on December 31, 2010:

Outstanding Equity Awards at Fiscal Year end December 31, 2010

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan Awards:
								Equity	Market
							Market	Incentive	or Payout
							Value	Plan Awards:	Value of
	Securities	Securities				Shares	of Shares	Unearned	Unearned
	Underlying	Underlying				or Units	or Units	Shares, Units	Shares, Units
	Unexercised	Unexercised		Option		of Stock	of Stock	or Other Rights	or Other Rights
	Options	Options		Exercise	Option	That Have	That Have	That Have	That Have
	Exercisable	Unexercisable	Grant	Price	Expiration	Not Vested(1)	Not Vested(2)	Not Vested	Not Vested(2)
Name	(#)	(#)	Date	($)	Date	(#)	($)	(#)	($)

Martin H. Singer	132,000	—	8/1/2006	9.16	8/1/2016
	30,000	—	5/1/2006	10.56	5/1/2016
	100,000	—	8/1/2005	9.09	8/1/2015
	84,323	—	5/30/2002	7.20	5/30/2012
	7,500	—	1/12/2001	8.84	1/12/2011
	15,000	—	1/12/2001	8.84	1/12/2011
						196,350	1,178,100	62,978	377,868
John W. Schoen	—	—
						86,850	521,100	27,000	162,000
Varda A Goldman	—	—
						56,775	340,650	10,000	60,000
Anthony Kobrinetz	—	—
						40,000	240,000	15,000	90,000
Jeffrey A. Miller	26,000	—	2/11/2004	11.84	2/11/2014
	5,000	—	2/6/2003	6.60	2/6/2013
	67,656	—	3/15/2002	7.95	3/15/2012
	45,000	—	11/15/2001	8.00	11/15/2011
						108,650	651,900	31,298	187,788

(1)	One-fourth of the shares vest each year commencing one year after the grant date.

(2)	The market value is calculated by multiplying the number of shares that have not vested by $6.00, the closing price of PCTEL common stock as of December 31, 2010.

The table below shows the number of shares of PCTEL common stock acquired during fiscal 2010 by the Named Executive Officers upon the exercise of stock options or the vesting of stock awards:

Option Exercises and Stock Vested at Fiscal Year End December 31, 2010

	Option Awards		Stock Awards
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized
	on Exercise	Exercise(1)	on Vesting	on Vesting(2)
Name	(#)	($)	(#)	(#)

Martin H. Singer	—	—	95,250	501,235
John W. Schoen	—	—	31,600	181,384
Varda A. Goldman	—	—	15,425	88,540
Anthony Kobrinetz	—	—	—	—
Jeffrey A. Miller	—	—	24,850	142,639

(1)	The value represents the difference between the exercise price of the stock option and the closing price of PCTEL common stock as represented by NASDAQ as of the date of exercise multiplied by the number of shares exercised.

(2)	The value represents the closing price of PCTEL common stock as represented by NASDAQ as of the vesting date multiplied by the number of shares that vested on such date.

Nonqualified Deferred Compensation for the Fiscal Year Ended December 31, 2010(1)

	Executive	Company	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings	Withdrwals/	as of December 31,
	2010(2)	2010(2)	in 2010	Distributions	2010
Name	($)	($)	($)	($)	($)

Martin H. Singer	8,000	320	64,845	—	500,420
John W. Schoen	—	—	1,134	—	28,353
Varda A. Goldman	—	—	5,151	—	54,216
Anthony Kobrinetz	—	—	—	—	—
Jeffrey A. Miller	—	—	4,009	—	28,874

(1)	Under the Executive Deferred Compensation Plan, participants can defer up to 50% of salary and 100% of cash bonus subject to a minimum of $1,500. The Company provides a matching contribution equal to 4% of the amount deferred by the participant, which vests over three years from the date of the investment. The participant has a choice of investment alternatives from a menu of notional funds that mirror actual mutual fund performance. Upon the participant’s death, disability, retirement or termination of employment, the participant will receive the value of his/her account in accordance with the provisions of the plan. The participant may elect in advance to receive, at retirement, either a lump sum payment, or payments in annual installments over 15 years or over the lifetime of the participant with 20 annual payments guaranteed. The participant must make his/her choice no sooner than one year from the date of retirement.

(2)	The “Executive Contributions” and “Company Contributions” columns above show amounts that were also reported in “Executive Compensation and Other Matters— Summary Compensation Table” for 2010. These amounts, as well as amounts in the “Aggregate Balance as of December 31, 2010” column in the table above that were previously reported in the Summary Compensation Tables in the proxy statements for prior fiscal years, are quantified below:

		Amounts Included in
	Amounts Included in Both	Nonqualified Deferred
	Nonqualified Deferred	Compensation Table
	Compensation Table and	previously Reported in
	Summary Compensation	Prior Years’ Summary
	Table for 2010	Compensation Table
Name	($)	($)

Martin H. Singer	8,320	427,256
John W. Schoen	—	27,219
Varda A. Goldman	—	49,065
Anthony Kobrinetz	—	—
Jeffrey A. Miller	—	24,865

Potential Payments Upon Termination as of December 31, 2010

The following table estimates amounts payable to the Named Executive Officers as if a termination had occurred on December 31, 2010:	The following table estimates amounts payable to the Named Executive Officers as if a Change in Control had occurred on December 31, 2010:

Severance Benefits(1) (7) (i.e., Involuntary Termination Not Related to a Change in Control or Occurring							Change In Control Benefits(1)(7)
More Than 12 Months After a Change in Control )							(i.e., Involuntary Termination Within 12 months of a Change in Control )
								Short
		Short Term			Restricted			Term			Restricted
		Incentive		Option	Shares			Incentive		Option	Shares
	Salary(3)	Plan(3)	Healthcare(4)	Acceleration(5)	Acceleration(6)	Total	Salary(2)	Plan(3)	Healthcare(4)	Acceleration(5)	Acceleration(6)	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

Martin H. Singer(2)	425,000	446,250	16,988	—	410,064	1,298,302	850,000	267,500	11,325	—	1,555,968	2,684,793
John W. Schoen	240,000	—	5,523	—	232,002	477,525	360,000	122,400	3,682	—	683,100	1,169,182
Varda A. Goldman	190,000	—	11,142	—	119,550	320,692	285,000	57,000	7,428	—	400,650	750,078
Anthony Kobrinetz(8)	—	—	—	—	—	—	315,000	100,800	13,285	—	330,000	759,085
Jeffrey A. Miller	240,000	—	16,988	—	238,956	495,944	360,000	129,600	11,325	—	839,688	1,340,613

(1) The amounts set forth in the table above assume that termination of the Named Executive Officer’s employment occurred unrelated to, or more than 12 months after, a Change in Control as a result of (i) Involuntary Termination other than for “Cause, Death or Disability” or (ii) “Voluntary Termination for Good Reason.” If a Named Executive Officer’s employment (other than the CEO’s employment) were terminated for reasons other than the foregoing, such Named Executive Officer would not be entitled to receive any severance or benefit. The material terms of the severance benefits set forth in the agreements that the Company has with each Named Executive Officer are described in greater detail under “Compensation Discussion and Analysis-Change in Control and Severance Arrangements” above. The benefits listed in the table above are subject to certain non-competition and non-solicitation agreements for a period of twelve months after the date of termination.

(2) If the CEO’s employment were terminated for cause, he would not be entitled to receive any severance or benefit. If the CEO’s employment were terminated as a result of death or disability which occurred unrelated to, or more than 12 months after, a Change in Control, he would be entitled to the amounts set forth in this table.

(3) The amount set forth as salary represents 12 months of base pay (or in the case of Mrs. Goldman, 6 months of base pay), paid on a continuing basis in accordance with normal payroll procedures. In addition, Mr. Singer is entitled to payment of 100% of his maximum potential bonus under the 2010 STIP.

(4) The amount set forth for healthcare represents the current Company contribution rate of 80% paid by the Company for healthcare coverage for up to 12 months (or in the case of Mrs. Goldman, 6 months), and in certain circumstances for an additional 6 months.

(5) Options partially accelerate as if the Named Executive Officer had continued to be employed for 12 months (or in the case of Mrs. Goldman, 6 months). At December 31, 2010, none of the options with shares subject to vesting acceleration had an exercise price per share less than $6.00, the closing price of PCTEL common stock on such date.

(6) Except in the event of a termination for cause, service-based restricted shares partially accelerate as if the Named Executive Officer had continued to be employed for 12 months (or in the case of Mrs. Goldman, 6 months), and with respect to the CEO, his performance-based restricted shares accelerate in the amount targeted for vesting in the performance year. The value represents the number of shares accelerated (assuming vesting through December 31, 2011) multiplied by $6.00, the closing price of PCTEL common stock as of December 31, 2010.

(7) We have calculated the impact of Section 280G of the Code as applied to payments made in connection with a Change in Control (“parachute” payments). No excise tax under Sections 280G and 4999 of the Code applies. The assumptions used to determine whether an excise tax was required were based on a Change in Control date of December 31, 2010. All equity which was assumed accelerated in such calculation was valued at $6.00 per share.

(8) The Compensation Committee approved a severance agreement for Mr. Kobrinetz in March 2011.

(1) The amounts set forth in the above table assume that termination of the Named Executive Officer’s employment occurred within 12 months of a Change in Control of the Company for one of the reasons listed in footnote (1) or (2) to the table captioned “Potential Payments Upon Termination as of December 31, 2010-Severance Benefits.” If a Named Executive Officer’s employment were terminated for reasons other than the foregoing, such Named Executive Officer would not be entitled to receive payments under any severance arrangements with the Company. The material terms of the severance and Change in Control benefits set forth in the agreements that the Company has entered into with each of the Named Executive Officers are described in greater detail under “Compensation Discussion Analysis-Change in Control and Severance Arrangements” above. The benefits listed in the table above are subject to certain non-competition and non-solicitation agreements for a period of 12 months.

(2) Salary represents 150% of annual salary and is paid in a lump sum after both (i) the completion of a Change in Control and (ii) Involuntary Termination of employment. The amount set forth as salary for Mr. Singer represents 200% of his annual salary and is paid in a lump sum based on the same criteria as stated above. See “Compensation Discussion and Analysis-Change in Control and Severance Arrangements” above.

(3) The amount set forth represents the target potential bonus as if the Named Executive Officer continued as an employee for the entire fiscal year. The actual amount of the bonus will vary depending on the specific date of the Change in Control relative to the performance period and the employment termination date.

(4) The amount set forth for heathcare represents the current Company contribution rate of 80% paid by the Company for healthcare coverage for up to 12 months.

(5) Under the terms of the management retention agreement providing the Change in Control benefits, all then unvested stock options accelerate. At December 31, 2010, none of the options with shares subject to vesting acceleration had an exercise price per share less than $6.00, the closing price of PCTEL common stock on such date.
(6) Under the terms of the management retention agreements providing for Change in Control benefits, all then unvested service-based restricted shares vest upon the occurrence of an Involuntary Termination within 12 months of a Change in Control. Performance-based restricted shares automatically convert into service-based restricted shares with no performance contingencies, but the vesting requirements (as stated in the applicable management retention agreement) will continue to pertain to the restricted shares; however, in the event of an Involuntary Termination within 12 months of a Change in Control, the restricted shares will immediately vest. The value represents the number of shares that will vest multiplied by $6.00, the closing price of PCTEL common stock on December 31, 2010.
(7) We have calculated the impact of Section 280G of the Code as applied to payments made in connection with a Change in Control (“parachute” payments). No excise tax under Section 280G and 4999 of the Code applies. The assumption used to determine whether an excise tax was required was based on a Change in Control date of December 31, 2010. All equity which was assumed accelerated in such calculation was valued at $6.00 per share.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 about PCTEL common stock that may be issued upon the exercise of options and rights under all of the former and existing equity compensation plans, including the 1997 Stock Plan, 1998 Director Stock Option Plan, 1998 Employee Stock Purchase Plan and the 2001 Stock Plan:

					Securities
					Remaining Available for
					Future Issuance
	Securities				Under Equity
	to be Issued		Weighted-Average		Compensation Plans
	Upon Exercise of		Exercise Price of		(Excluding Securities
	Outstanding Options		Outstanding Options		Reflected in the
	Warrants and Rights		Warrants and Rights		First Column)
Plan Category	(#)		($)		(#)

Equity compensation plans approved by stockholders(1)	1,370,891	(3)	$9.24	(3)	3,899,792
Equity compensation plans not approved by stockholders(2)	272,254		$8.40		—

Total	1,643,145		$9.10		3,899,792

(1)	The 1997 Stock Plan, 1998 Director Stock Option Plan and 1998 Employee Stock Purchase Plan were approved by stockholders. The stockholders also approved the amendment and restatement of the 1997 Stock Plan at the 2010 annual meeting, which replaced the prior 1997 Stock Plan and the 1998 Director Stock Option Plan. No further awards will be made under the 1998 Director Stock Option Plan, but it will continue to govern awards previously granted thereunder.

(2)	These plans are comprised of the 2001 Stock Plan and options to purchase 150,000 shares of PCTEL common stock granted outside of a formalized plan to each of John W. Schoen and Jeffrey A. Miller on November 15, 2001 in connection with their initial employment with the Company.

(3)	We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the 1998 Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under the 1998 Employee Stock Purchase Plan. The 1998 Employee Stock Purchase Plan provides that shares of PCTEL common stock may be purchased at a per share price equal to 85% of the fair market value of PCTEL common stock at the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.

2001 Stock Plan

In August 2001, the Board of Directors approved the 2001 Stock Plan which will terminate in August 2011. Following the June 15, 2010 approval by the stockholders of the amendment and restatement of the 1997 Stock Plan that (i) increased the number of shares available for grant and (ii) made certain other changes to the 1997 Stock Plan, no additional grants could be or were made under the 2001 Stock Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2010, the Company has not entered into any transaction, and is not aware of any currently proposed transaction, in which the amount involved exceeds $120,000, and in which any director, Named Executive Officer, nominee for election as a director, holder of more than 5% of PCTEL common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Policy Regarding Related Party Transactions

The Company’s Audit Committee adopted a written policy which governs the review and approval of related party transactions in which (i) the aggregate amount of such transaction involves $120,000 or more, (ii) the Company is a party, and (iii) any related person is a party. Related persons include directors, Named Executive Officers, stockholders holding in excess of 5% of PCTEL common stock, or such individuals’ immediate family members. Under the policy, all proposed related party transactions involving one or more of the Company’s non-officer employees must be reviewed and approved by the Audit Committee, and all proposed related party transactions involving one or more of the related persons listed above must be reviewed and approved by the Board of Directors. If a proposed related party transaction involves a member of the Board of Directors, such related party transaction must be reviewed and approved by all disinterested members of the Board of Directors.

We properly and accurately report all material related party transactions in accordance with applicable accounting rules, federal securities law, SEC rules and regulations and securities market rules. In determining the materiality of related party transactions, the Audit Committee or Board of Directors primarily considers the significance of the information regarding such related party transactions to the stockholders. All related party transactions involving one of the related persons listed above are presumed material, unless:

•	the aggregate amount does not exceed $120,000;

•	the rates or charges are determined by competitive bids;

•	the transaction involves the rendering of services as a common or contract carrier or a public utility at rates fixed in conformity with law or governmental authority;

•	the transaction involves services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	the transaction involves indebtedness resulting solely from ordinary business and expense payments, purchase of goods and/or services subject to usual trade terms, and other transactions in the ordinary course of business; or

•	the interest of the related person in the transaction arises solely from such person’s

-	ownership of PCTEL common stock, if all stockholders received the same benefit on a pro rata basis;

-	position as a director of another corporation or organization that is a party to the transaction;

-	ownership of another entity which is a party to the transaction, if all related persons, in the aggregate, own less than 10% of the entity; or

-	position as a limited partner in a partnership that is a party to the transaction, if such related person (i) is not a general partner of the partnership, (ii) together with all other related persons owns less then 10% of such partnership in the aggregate, and (iii) does not hold any other position in such partnership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Named Executive Officers and directors and persons who own more than 10% of a registered class of PCTEL equity securities to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Named Executive Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the copies of such forms received from, or written representations from certain reporting persons, except as noted below, the Company believes that during fiscal 2010 all of the Company’s Named Executive Officers, directors and greater than 10% stockholders complied with all applicable filing requirements. Director John R. Sheehan was late in the filing of a single Form 4 relating to the sale of 190 shares of PCTEL common stock on January 8, 2010. Mr. Sheehan subsequently filed the required Form 4 on January 20, 2010.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the Audit Committee of the Board of Directors shall not be deemed “filed” with the SEC or “soliciting material” under the Exchange Act, and shall not be incorporated by reference into any such filings.

The Audit Committee of our Board of Directors currently consists of Mr. Thomsen, Mr. Marini and Mr. Levy, each of whom meets the NASDAQ independence and experience requirements. The Audit Committee operates under a written charter. Upon the recommendation of the Audit Committee, the Board of Directors adopted the original charter for the Audit Committee in August 1999, and last amended the charter for the Audit Committee on September 21, 2010. A current version of the Audit Committee charter is available on our website located at www.pctel.com in the “Investor Relations” section under Corporate Governance.

The Audit Committee reviews the procedures of management for the design, implementation and maintenance of a comprehensive system of disclosure controls and procedures focused on the accuracy of our financial statements and the integrity of our financial reporting systems and disclosures contained in our periodic reports. As part of this review, the Audit Committee discusses with management and our independent auditors their evaluation of the effectiveness of our internal control over financial reporting, including improvements to our internal control that may be warranted. The Audit Committee provides our Board of Directors with the results of the Committee’s examinations and recommendations and reports to the Board of Directors as the Committee may deem necessary to make the Board of Directors aware of significant financial matters that require the Board of Directors’ attention.

The Audit Committee does not conduct auditing reviews or audit procedures. The Audit Committee relies on management’s representation that our financial statements have been prepared accurately and in conformity with United States generally accepted accounting principles and on the representations of the independent auditors included in their report on our financial statements and on the effectiveness of our internal control over financial reporting. The Audit Committee has also adopted a written policy that is intended to encourage our employees to bring to the attention of management and Audit Committee any complaints regarding the integrity of our internal financial controls or the accuracy or completeness of financial or other information related to our financial statements.

The Audit Committee reviews reports and provides guidance to our independent registered public accounting firm with respect to their annual audit and approves in advance all audit and non-audit services provided by our independent registered public accounting firm in accordance with applicable regulatory requirements. The Audit Committee also considers, in advance of the provision of any non-audit services by our independent registered public accounting firm, whether the provision of such services is compatible with maintaining the independence of the external auditors.

In accordance with its responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2010 and the process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed by SAS No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Grant Thornton LLP its independence.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited financial statements for the year ended December 31, 2010 be included in our Annual Report on Form 10-K.

Respectfully submitted by:

The Audit Committee

Carl A. Thomsen (Chair)
Steven D. Levy
Giacomo Marini

PCTEL, INC.
471 BRIGHTON DRIVE
BLOOMINGDALE, IL 60108
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PCTEL, INC.
Annual Meeting of Stockholders
June 8, 2011 4:00 PM
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoints Martin H. Singer and John W. Schoen, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of PCTEL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 4:00 PM, CDT on 6/8/2011, at the PCTEL office located at 471 Brighton Drive Bloomingdale, IL 60108, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
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PCTEL, INC.
PCTEL, INC.
471 BRIGHTON DRIVE
BLOOMINGDALE, IL 60108

Meeting Information
Meeting Type: Annual Meeting
For holders as of: April 15, 2011

Date: June 08, 2011	Time: 4:00 PM CDT

Location:	PCTEL, INC 471 Brighton Drive Bloomingdale, IL 60108
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Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
Nominees
01	Steven D. Levy	02 Giacomo Marini	03 Martin H. Singer
The Board of Directors recommends you vote FOR the following proposal:
2	Advisory approval of the Company’s executive compensation plan.
The Board of Directors recommends you vote 1 YEAR on the following proposal:
3	Advisory vote on the frequency of future advisory votes on executive compensation.
The Board of Directors recommends you vote FOR the following proposal:
4	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of PCTEL, Inc., for the fiscal year ending December 31, 2011.
NOTE: Such other business as may properly come before the meeting.